As filed with the Securities and Exchange Commission on February 4, 2005

Securities Act File No. 333-120969

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

________________

AMENDMENT NO. 1 TO

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________

CREATIVE VISTAS, INC.

(Name of small business issuer in its charter)

Arizona (State or other jurisdiction of incorporation or organization)	3669 (Primary Standard Industrial Classification Code Number)	86-0464104 (IRS Employer Identification No.)
2100 Forbes Street Units 8-10 Whitby, Ontario, Canada L1N 9T3 (905) 666-8676

(Address and telephone number of principal executive offices and principal place of business)

Sayan Navaratnam
Creative Vistas, Inc.
2100 Forbes Street
Units 8-10
Whitby, Ontario, Canada L1N 9T3
(905) 666-8676

(Address and telephone number of agent for service)

Copy to:
Andrew J. Beck, Esq.
Torys LLP
237 Park Avenue
New York, New York  10017
(212) 880-6000

Approximate date of commencement of proposed sale to the public: as soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	10,518,996 shares	$1.00	$10,518,996	$1,333(3)

(1)

Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked prices for the registrant’s common stock on the NASD OTC Bulletin Board on November 29, 2004.

(3)

Previously paid.

________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED FEBRUARY 4, 2005

Creative Vistas, Inc.

10,518,996 Shares of Common Stock

__________________

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock being sold by the selling shareholders.  The shares being offered include 8,943,996 shares reserved for issuance upon exercise of warrants and options and conversion of convertible notes that we have issued to selling shareholders.

The common stock is traded on the NASD OTC Bulletin Board under the symbol “CVAS”.  On January 31, 2005, the closing bid price for our common stock was $1.55 per share.

The selling shareholders may offer their shares at any price.  We will pay all expenses of registering the shares.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 5 of this prospectus.

We have not authorized anyone to provide you with different information from that contained in this prospectus.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2005.

-i-

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this prospectus.  All dollar amounts herein are presented in U.S. dollars.  Amounts payable in Canadian dollars have been converted at an exchange rate of US$1=CDN$0.77.  The information in this Prospectus has been adjusted to reflect a three-for-one stock split effected in the form of a stock dividend on December 23, 2004.  Prospective investors should carefully consider the information set forth under “Risk Factors.”  References to the terms “we,” “our,” or “us,” refer to Creative Vistas, Inc. and its subsidiaries.

The Company

We are a single source provider of technology-based security solutions for medium and large commercial and governmental facilities in Canada and the US.  We operate through our subsidiary AC Technical Systems Ltd, located in Ontario, Canada, which we acquired as of September 30, 2004.  AC Technical Systems has been focused on the electronic security segment of the security industry since 1998.  Prior to the acquisition of AC Technical Systems, we had no business operations.

Through our technology integration team of experienced engineers we integrate various security related products to provide a single source solution to our growing customer base.  Our design, engineering and integration facilities are located in Ontario, Canada.

Systems integrators design, install and customize several independent systems, such as intrusion and fire protection, access management and video surveillance, create an “integrated” system based on the requirements of the customer.  We believe we are one of the leading technology integrators within the security and surveillance market and we have been named one of the Top 100 fastest growing companies in Canada over the past five years by Profit 100.  Since the tragedies of Sept 11, 2001, the awareness and the need for security systems have increased tremendously.  Many of the institutional budgets have expanded and governments have set stringent requirements for superior security equipment to be installed.  The creation of the Homeland Security initiative in the US has had a global effect whereby more funds are being used to improve and install new security solutions.  We currently provide technology based security solutions to four key vertical market segments:

  Government

  Healthcare

  Education

  Retail

We also provide security solutions to various other segments of the security and surveillance market.

We currently provide a customer with six core competencies:

  Consulting, audit, review, and planning

  Engineering and design

  Customization, software development, interfacing

  System integration, installation, project management,

  System training, technical support, maintenance

  Ongoing maintenance, preventative maintenance and service upgrades

We believe we are one of a small number of companies that are currently capable of performing all six functions efficiently.  We are able to provide our customers with such competencies due to our experience, technological sophistication, engineering and design infrastructure, references, service and integration infrastructure, and our proprietary integration technologies.

We have our own engineering and service department with experienced employees.

We design software for integrated products from different manufacturers.  We also design software to record and manage video for large facilities.  We also have our own research and development department.  We are currently developing software to integrate off-the-shelf Digital Video Recorders (DVR) with Automated Teller Machines (ATMs).  This system would increase efficiency for financial institutions to view and manage video of ATM transactions.  We plan to expand the software development to integrate various devices including Point of Sale (POS) systems to DVDs and access control equipment.  This aspect of the Company is a competitive advantage and allows us to provide entire solutions to customers rather than just one component of a project.

As a security integrator, we engineer, design, customize, integrate, service and maintain closed circuit television (CCTV) and access control systems for customers in the private and public sectors.  These systems are used by the customers to detect, prevent, and provide evidence of possible criminal activities.  We integrate multiple systems to provide the optimal level of security for our customers.  These systems are also used as a management tool to improve efficiency within our customer base by allowing centralized monitoring of security systems in multiple locations.

We have provided services to the following markets:

  Government

  Hospitals

  Retail

  Education

  Commercial sites

  Airports

  Office buildings

  Nursing homes

  Automobile dealerships

We provide our products and services to customers in the public and private sectors through direct sales to end-users and through subcontracting arrangements.  Our customers and end-users include:

	Percent of our Pro Forma Revenues[1]
	Year Ended	Nine Months Ended
	December 31, 2003	September 30, 2004
Loblaws Companies Ltd.	31.5%	5.3%
Cloke-Kirby	23.5%	3.1%
Toronto Catholic District School Board	4.9%	4.1%
JMR Electric	3.3%	1.6%
Royal Contracting	2.6%	–%
York District School Board	2.4%	1.2%
Durham Catholic District School Board	2.5%	1.3%
Bonfield Construction	2.3%	2.0%
World Wide Electric	2.6%	3.1%
Placer Dome	2.0%	–%
Humber College	1.9%	0.1%
SNC Profac	1.9%	2.0%
Lakeridge Health Corporation	1.6%	1.7%
Halton Health College	1.3%	0.7%
Maple Leaf Sport	1.3%	1.3%

_______________

1 Pro forma for the acquisition of AC Technical Systems as though it had occurred as of the beginning of the respective period.

Our headquarters are located at 2100 Forbes Street, Units 8-10, Whitby, Ontario, Canada L1N 9T3.  Our telephone number is (905) 666-8676.

We were incorporated under the laws of the State of Arizona on July 18, 1983.

The Offering

Securities being offered

Up to 10,518,996 shares of common stock

Common Stock outstanding after Offering

39,018,996 shares of common stock (assuming 8,943,996 shares are issued upon the exercise of warrants and options and the conversion of convertible notes held by the selling shareholders)

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders

OTCBB trading symbol

CVAS

Summary Financial Information

The following summary financial information represents the historical operations of AC Technical Systems Ltd. in accordance with reverse acquisition accounting.  For a more detailed description of the acquisition and its accounting treatment, please refer to “Management’s Discussion and Analysis or Plan of Operations”

	Year Ended December 31		Nine Month Period Ended September 30
	2002	2003	2003	2004

Operating Results:
Sales	$ 7,845,839	$ 9,251,344	$ 6,525,419	$ 6,353,130
Cost of sales	5,037,615	5,801,708	4,072,889	3,732,076
Gross profit	2,808,224	3,449,636	2,452,530	2,621,054
Expenses	2,605,910	3,221,106	2,347,410	3,459,562
Income (loss) before income taxes	202,314	228,530	105,120	(838,508)
Income taxes (recovery)	89,048	65,773	27,983	(193,504)
Net income (loss)	$ 113,266	$ 162,757	$ 77,137	$ (645,004)

	December 31, 2002	December 31, 2003	September 30, 2003	September 30, 2004

Balance Sheet Data:
Current assets	$1,938,503	$2,874,661	$ 2,545,520	$ 6,415,991
Total assets	2,638,106	3,699,207	3,354,377	7,340,279
Current liabilities	2,324,628	3,087,318	2,849,012	4,768,287
Mortgage loan	210,920	236,953	231,902	-
Note payable	-	-	-	1,761,087
Due to related parties	72,784	247,325	254,100	182,456
Shareholders’ equity	252,049	482,321	361,797	656,396

RISK FACTORS

Described below are the material risks that we face.  Our business, operating results or financial condition could be materially adversely affected by, and the trading price of our common stock could decline due to, any of these risks.

Competitive pressure from larger firms:

The security industry is highly competitive.  The Company competes with a number of large international firms which have more extensive resources than the Company does.  In addition, these competitors may have greater brand recognition, proprietary technologies and superior purchasing power as well as other competitive advantages.

Risks associated with budget constraints and cut back of customer spending:

The Company is dependent on large institutional and commercial customers and their budgets.  If there are cut backs in budgets by its customers it will adversely impact the revenues of the Company.

Risks associated with possible delays of construction schedules:

The Company has contracted to provide security systems to a number of new buildings and delays in construction of these buildings could potentially delay revenues being realized.

Supplier product failures:

The Company does not currently manufacture its own products and it must purchase products from others.  It could adversely impact the Company’s relationships with its customers if there are delays in receiving products from suppliers or if there are defects in these products.

Contracts with government agencies may not be renewed or funded:

Contracts with government agencies account for some of our revenues.  Many of these contracts are subject to annual review and renewal by the agencies and may be terminated at any time or on short notice.  Each government contract is only valid if the agency appropriates enough funds for such contracts.  Accordingly, we might fail to derive any revenue from sales to government agencies under a contract in any given future period.  In addition, if government agencies fail to renew or terminate any of these contracts, it would adversely affect our business and results of operations.

We have a small number of customers from which we receive a large portion of our sales.  A single customer accounted for more than ten percent of total sales for the years ended December 31, 2002 and 2003.  Our experience has been that some of these substantial customers will be a source of significant sales in the succeeding year and some will not.  Consequently, we are often required to replace one customer with one or more other customers in order to generate the same amount of sales.  There can be no assurance that we will continue to be able to do so.

Key personnel losses:

Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which would limit the rate at which we can develop products and generate sales.  In particular, the departure of any of our senior management members or other key personnel could harm our business.

Intellectual property protection risks:

Our intellectual property might not be protectable.  Despite our precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours.  If we fail to protect and preserve our intellectual property, we may lose an important competitive advantage.  In addition, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights.  If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all.  We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights.  Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not the litigation is resolved in our favor.  A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be adversely affected.

We may not be able to increase our bonding

We may not be able to increase our bonding and, therefore, we may not be able to pursue larger projects as a primary contractor.

Fluctuation in quarterly results:

Our quarterly results have varied over the past few years and will likely continue to do so.  The results will vary based on the timing of the projects, construction schedules, and customer budgets.  Such fluctuations may contribute to volatility in the market price for our stock

Lengthy sales cycle:

The sale of our products and services frequently involves a significant commitment of resources to evaluate and propose a project.  The approval process for our proposals usually involves multiple departments within our clients and may take several months.  Accordingly the length of time it takes to record a sale can take a prolonged period of time.

We may not be able to successfully make acquisitions or form partnerships as a means of fostering our growth:

Our growth strategy involves successfully acquiring companies that will add value to our firm and also build partnerships with companies who can complement our core competencies.  We may not be successful in identifying or consummating transactions with such companies.

Continued need for additional financing:

To implement our growth plan, we may need additional financing.  We will need additional financing upon any of the following events:

  Changes in operating plans

  Lower than anticipated sales

  Increased costs of expansion

  Increase in competition relating to decrease in price

  Increased operating costs

  Potential acquisitions

Additional financing may not be available on commercially reasonable terms or may not be available at all.

We have issued a substantial number of warrants, options and other convertible securities, which may cause the trading price of our securities to decline and may limit our ability to raise capital from other sources:

As of January 15, 2005, there were 2,989,500 shares of common stock issuable upon the exercise of warrants.  As of that date, there also were 4,500,000 shares of common stock issuable upon conversion of a certain $4.5 million convertible term note, 999,000 shares of common stock issuable upon conversion of the currently outstanding principal amount of a certain revolving note and 1,499,997 shares issuable upon the exercise of options.  While these securities are outstanding, the holders will have the opportunity to profit from a rise in the price of our securities with a resulting dilution (upon exercise or conversion) in the value of the interests of our other security holders.  The exercise prices of some of our warrants are subject for reduction if we issue shares below these exercise prices.  Therefore, the number of shares we must issue upon exercise of the warrants may fluctuate.  Our ability to obtain additional financing during the period these convertible securities are outstanding may be adversely affected and their existence may have a negative effect on the price of our securities.  In addition, additional issuances of securities may cause fluctuations in the conversion and exercise prices of the outstanding warrants, options and convertible promissory notes. The holders of these securities are likely to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable to us than those of the outstanding warrants, options and convertible promissory notes.

Because our directors own 93% of our outstanding common shares, they could make and control corporate decisions that may be disadvantageous to minority shareholders:

Our directors own approximately 93% of the outstanding common shares (34.4% on a fully diluted basis, assuming no sales of shares by our directors).  Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.  The interests of our directors may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Exchange rate fluctuations may have adverse effects on our revenues:

A portion of our revenues and expenses are denominated in Canadian dollars.  As a result, we will be exposed to currency exchange rate risk.  Our reported earnings could fluctuate materially as a result of foreign exchange rate fluctuations.

Our substantial debt could adversely affect our financial position:

As of September 30, 2004, we had debt of approximately $8,811,000.  Our substantial indebtedness could have important consequences to you.  Our annual debt service requirements are approximately $100,000 from April 2005 related to the convertible notes of $4,500,000 plus interest payable from November 1, 2004.  In addition, all customer deposits received must be applied to repay our revolving loans.  In addition, we have a series of other promissory notes totaling $159,000 with interest payable on monthly basis and principal payable on monthly basis of $13,250 from March 2006 and convertible notes totaling approximately $100,000 are matured in 2005.  Such debt is secured by a lien on all of our assets and properties.  The Company has an option of paying interest on these borrowings in cash or by issuing common stock.  However, in the event we are unable to generate sufficient cash flow from our operations, we may face difficulties in servicing our substantial debt load.  In such event, we could be forced to seek protection from our creditors, which could cause the liquidation of the Company in order to repay the secured debt.  In addition, our outstanding indebtedness could limit our ability to obtain any additional financing.

There is no active trading market in our securities:

Although the Company’s common stock is quoted on the NASD OTC Bulletin Board, there is no active trading in the stock.  A trading market may not develop and stockholders may not be able to liquidate their investment without considerable delay.  If a market should develop, the price of the Company’s stock may be highly volatile.

Penny Stock regulations apply to our securities:

The Company’s securities are subject to the “penny” stock regulation of Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”).  Rule 15g-9 of the Exchange Act is commonly referred to as the “penny stock” rule and imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors.  A penny stock is any equity security with a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 of the Exchange Act provides that any equity security is considered a penny stock unless that security is: registered and traded on a national securities exchange and meets specified criteria set forth by the SEC; authorized for quotation in the National Association of Securities Dealers’ Automated Quotation System; issued by a registered investment company; issued with a price of five dollars or more; or issued by an issuer with net tangible assets in excess of $2,000,000.  This rule may affect the ability of broker-dealers to sell the Company’s securities.

For transactions covered by Rule 15g-9, a broker-dealer must furnish to all investors in penny stocks a risk disclosure document, make a special suitability determination of the purchaser, and receive the purchaser’s written agreement to the transaction prior to the sale.  In order to approve a person’s account for transactions in penny stocks, the broker-dealer must (i) obtain information concerning the person’s financial situation, investment experience, and investment objectives; (ii) reasonably determine, based on that information that transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience in financial matters to reasonably be expected to evaluate the transactions in penny stocks; and (iii) deliver to the person a written statement setting forth the basis on which the broker-dealer made the determination of suitability stating that it is unlawful to effect a transaction in a designated security subject to the provisions of Rule 15g-9(a)(2) unless the broker-dealer has received a written agreement from the person prior to the transaction.  Such written statement from the broker-dealer must also set forth, in highlighted format immediately preceding the customer signature line, that the broker-dealer is required to provide the person with the written statement and the person should sign and return the written statement to the broker-dealer only if it accurately reflects the person’s financial situation, investment experience and investment objectives.

Forward-looking statements in this document may prove inaccurate

This document contains forward-looking statements about our company that are not historical facts but, rather, are statements about future expectations.  When used in this document, the words “anticipates,” “believes,” “expects,” “intends,” “should” and similar expressions as they relate to us, or to our management, are intended to identify forward-looking statements.  However, forward-looking statements in this document are based on management’s current views and assumptions and may be influenced by factors that could cause actual results, performance or events to be materially different from those projected.  These forward-looking statements are subject to numerous risks and uncertainties.  Important factors, some of which are beyond our control, could cause actual results, performance or events to differ materially from those in the forward-looking statements.  These factors include those described above under “Risk Factors” and:

  Impact of general economic conditions in North America;

  Changes in laws and regulations;

  Fluctuation in interest rates; and

  Access to capital markets.

Our actual results or performance could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, we cannot predict whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition.  You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices.

DIVIDEND POLICY

The Company has never paid a cash dividend on its Common Stock.  The payment of cash dividends in the future will depend on the Company’s earnings, financial condition and capital needs and on other factors deemed pertinent by the Company’s Board of Directors. It is the current policy of the Company’s Board of Directors to retain earnings to finance the operations and expansion of the Company’s business.

SELLING SHAREHOLDERS

We have listed below:

  the name of each selling shareholder

  the relationship of each selling shareholder to our company, as applicable the number of shares of common stock beneficially owned by the selling shareholder as of the date of this prospectus the number of shares being offered by each of them.

After the offering, Sayan Navaratnam will beneficially own 16,135,959 shares of common stock of our company and Dominic Burns will beneficially own 10,332,102 shares of common stock of our company.

On September 30, 2004, we entered into a series of agreements with Laurus Master Fund, Ltd., a Cayman Islands company, pursuant to which we issued a convertible term note in the principal amount of $4.5 million due September 30, 2007, a revolving credit facility with an initial borrowing amount of $1 million,  a common stock purchase warrant and a stock purchase option.  We also entered into related security documents and a registration rights agreement whereby, among other things, we agreed to file a registration statement, of which this prospectus is a part, with the SEC, to register the resale of the shares of common stock that we will issue upon exercise of the Warrant and the Option and upon conversion of the Notes.  We agreed to keep the registration statement effective until the date when all of the shares registered hereunder are sold or the date on which the shares registered hereunder can be sold without registration and without restriction as to the number of shares that may be sold.  The Notes are convertible into shares of our common stock at a fixed conversion rate of $1.00 per share, the Warrant provides for the purchase of up to 2,250,000 shares of common stock at a price of $1.15 each, subject to customary adjustments, until September 30, 2011, and the Option provides for the purchase of up to 1,499,997 shares of common stock at a price of $0.01 each, subject to customary adjustments, until September 30, 2014.

The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders are under no obligation to sell all or any portion of their shares.

Name and Address of Beneficial Owner	Relationship to Company	Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned Prior to Offering	Shares Offered(3)	Percentage of Shares Beneficially Owned After the Offering
Sayan Navaratnam 735-125 Omni Drive Toronto, Ontario, Canada M1P 5A9	Director, Chairman and Chief Executive Officer	16,885,959	56.1%	750,000	41.4%
Dominic Burns 15 Westlake Street Hampton, Ontario, Canada L0B 1J0	Director and President	11,082,102	36.9%	750,000	26.5%
Laurus Master Fund, Ltd (1)(2) c/o M&C Corporate Services Limited P.O. Box 309 GT Ugland House, George Town South Church Street Grand Cayman, Cayman Islands	N/A	1,499,997(4)	4.9%	8,943,996	0
Torys LLP 237 Park Avenue New York, New York 10017	N/A	75,000	*	75,000	0

_________________

* Less than 1%

(1)  Includes 5,193,999 shares (to be acquired during the effectiveness of this registration statement) issuable upon conversion of its Notes, 2,250,000 shares issuable upon exercise of its Warrant and 1,499,997 shares issuable upon exercise of its options. Does not include securities issuable upon conversion of that portion of the proceeds of the Term Note in a restricted bank account for the benefit of Laurus Master Fund, Ltd.

(2)  Laurus Master Fund, Ltd. exercises dispositive and voting control with respect to the securities to be offered for resale.  Laurus Capital Management, LLC controls Laurus Master Fund, Ltd.  Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC.

(3)  Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.  Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering.

(4)  The securities owned by Laurus Master Fund, Ltd. contain a provision that Laurus shall not, subject to certain exceptions, at any time beneficially own more than 4.99% of our outstanding common stock. The Company and Laurus have agreed that, other than on 75 days’ notice or upon the occurrence of an event of default,  this provision shall not be waived.

PLAN OF DISTRIBUTION

The shares offered hereby by the selling shareholders may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest.  The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker’s transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.  Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with the sales of securities.  The shares offered by the selling shareholders may be sold by one or more of the following methods, including without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) ordinary brokerage transactions and transactions in which the broker may solicit purchases, and (c) face-to-face transactions between sellers and purchasers without a broker-dealer.  In effecting sales, brokers or dealers engaged by the selling shareholders and intermediaries through whom the securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”) with respect to the shares offered, and any profits realized or commission received may be deemed underwriting compensation.

At the time a particular offer of the common stock is made by or on behalf of a selling shareholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares purchased from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

Whenever we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or a purchase by a broker-dealer, agent or underwriter, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Act.  The supplemented prospectus will disclose (a) the name of each broker-dealer, agent or underwriter, (b) the commissions paid or discounts or concessions allowed to broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (c) that the broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (d) other facts material to the transaction.  In addition, we will file a supplemental prospectus (or, if required by applicable law, a post-effective amendment to the regulation statement of which this prospectus is a part) if any successors to the named selling shareholders wish to sell under this prospectus.

We have informed the selling shareholders that the anti-manipulative rules under the Exchange Act, including Regulation M thereunder, may apply to their sales in the market and have furnished each of the selling shareholders with a copy of these rules.  We have also informed the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of securities registered hereunder.

Sales of shares by the selling shareholders or even the potential of such sales would likely have an adverse effect on the market price of the shares offered hereby.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto.  The following discussion contains certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed therein.  Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and our ability to operate profitably a number of new projects.  Except as required by law, we do not intend to publicly release the results of any revisions to those forward-looking statements that may be made to reflect any future events or circumstances.

Overview

On September 30, 2004 the shareholders (The Burns Trust and The Navaratnam Trust) of AC Technical Systems Ltd. (“AC Technical”), an Ontario corporation, entered into a series of transactions to acquire a controlling stock interest in Creative Vistas, Inc. (the “Company” or “CVAS”).  On September 30, 2004, the Company’s controlling stockholders, Miller Capital Corporation and Tudor Investments LTD Profit Sharing Plan, entered into a Common Stock Purchase Agreement (the “Agreement”) with Sayan Navaratnam, Dominic Burns, Randy Stern and Malar Trust, Inc. (a corporation controlled by Sayan Navaratnam).  Pursuant to the Agreement, Miller Capital Corporation and Tudor Investments LTD agreed to sell 28,500,000 shares of common stock of CVAS to Sayan Navaratnam, Dominic Burns, Randy Stern and Malar Trust, Inc. for cash consideration of $300,000.

Prior to the consummation of the Agreement, CVAS completed a series of transactions resulting in AC Technical becoming a subsidiary of CVAS.  On September 22, 2004, CVAS incorporated a new Ontario company, AC

 Technical Acquisition Corp (“AC Acquisition”) controlled by CVAS through a voting agreement with Brent Swanick.  CVAS owns 50 VFV shares (voting fixed value shares) and 100 NVE shares (non-voting equity shares).  Brent Swanick owns the remaining 50 VFV shares.  Each VFV share is only entitled to a return of $1 upon dissolution of the Company and has no other share in the Company’s profits; AC Acquisition is a subsidiary of Creative Vistas, Inc.  Subsequently, on September 29, 2004 pursuant to a Stock Purchase Agreement with The Burns Trust, The Navaratnam Trust and AC Technical, AC Acquisition acquired all of the issued and outstanding shares of AC Technical from The Burns Trust and The Navaratnam Trust for consideration consisting of promissory notes in the aggregate amount of $3,300,000, and AC Technical became a subsidiary of CVAS.

On September 30, 2004, concurrent with the consummation of the Agreement, the Registrant entered into a number of agreements with Laurus Master Fund, Ltd. (“Laurus”) for (i) a secured convertible term note (the “Note”) in the amount of US $4.5 million and (ii) a secured revolving note (together with the Term Note, the “Notes”) of up to a maximum of US $3 million, (iii) a related option to purchase up to 1,499,997 shares of our common stock at a price of $0.01 per share (the “Option”), and (iv) a seven year warrant to purchase up to 2,250,000 shares of our common stock at a price of $1.15 per share (the “Warrant”).  The Notes are secured by all of our assets and the assets of our subsidiaries.

CVAS loaned the proceeds of the Notes to AC Acquisition.  AC Acquisition used the funds received to repay an aggregate of $1.8 million of the principal amount of the promissory notes and to pay transaction costs.

After the completion of the transactions Sayan Navaratnam and Dominic Burns controlled 56% and 37% respectively of the common stock of CVAS.  Consequently, the acquisition of the controlling stock interest in the non-operating public shell corporation, CVAS (the legal acquirer), by the shareholders of AC Technical (the accounting acquirer), has been accounted for as a recapitalization.

On September 30, 2004 the previous management and Directors of CVAS resigned and in addition to being appointed to the Board of Directors, Sayan Navaratnam and Dominic Burns were appointed Chief Executive Officer and President, respectively.  Additionally, AC Technical’s Chief Financial Officer, Heung Hung Lee, was appointed Chief Financial Officer of CVAS.

Our largest customer, Loblaws Companies Ltd. accounted for 14%, 31%, and 23% of our revenues in each of the fiscal years ended December 31, 2002 and 2003 and nine-month period ended September 30, 2004, respectively.  We anticipate that Loblaws Companies Ltd. will account for a significant portion of our future revenues.  Five other customers each accounted for from 3% to 13% of our revenues during the same periods.

More than 70% of our revenues are based on purchase orders.

Results of Operations

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2004 TO NINE MONTHS ENDED SEPTEMBER 30, 2003

Since our business tends to be seasonal, most of the jobs are usually processed by us in the first or the fourth quarter of the calendar year. For example, the Canadian federal government has a March year end, and as a result, we experience an increase in government contracts in the first quarter of the calendar year. We also have an increase in contracts in the fourth quarter of the calendar year as companies with a December 31st year end place year-end orders.

Sales: Sales for the nine months ended September 30, 2004 totaled $6,353,130 representing a decrease of 2.6% from the nine months ended September 30, 2003.  The decrease was comprised of a decrease in revenue of 9.6%, partially offset by the impact of a foreign exchange gain of 7.0%.  The Company’s Canadian dollar denominated revenues benefit from a stronger Canadian dollar upon conversion to U.S. dollars.  Our installation revenues have decreased by 5.5%, including the impact of foreign exchange, which was mainly due to project delays and construction delays.  On the other hand, our service revenue, have grown by 24% including the 7% impact of foreign exchange.  The increase was mainly due to more maintenance revenue.  A number of large projects within the health care market were delayed due to the SARS epidemic in Toronto.  Canada also had its election this year and many government sector projects were put on hold until the results were finalized.  We have experienced a significant increase in the number of inquiries for systems from the government and retail sector.  This increased interest in security products and services may result in our achieving increased revenues in future periods if we are successful in attracting new customers or obtaining additional projects from existing customers.

Cost of Goods Sold: Cost of goods sold for the nine months ended September 30, 2004 decreased to $3,732,000 or 59% of revenues from $4,073,000 or 62% of revenues, for the nine months ended September 30, 2003.  The decrease was mainly due to the reduction of material costs to $2,371,000 or 37% of revenues for the nine months ended September 30, 2004 from $3,044,000 or 47% of revenues for the nine months ended September 30, 2003.  Some of our materials were purchased from suppliers with payment in US dollars and the favorable exchange rates reduced the material cost.  On the other hand, the labor and subcontractor cost increased to $1,331,000 or 21% of revenues for the nine months ended September 30, 2004 from $985,000 or 15% of revenues for the nine months ended September 30, 2003. The increase was mainly due to the increase in salaries.

Project, Selling, General and Administrative Expenses:  Projects, selling, general and administrative expenses for the nine months ended September 30, 2004 increased to $2,828,300 or 45% of revenues from $2,329,900 or 36% of revenues, for the nine months ended September 30, 2003.  Most of the increase resulted from increase in staffing and related costs to reposition us for potential growth and our recapitalization transaction.

–

increase in R&D expenses to $128,000 from $18,000  (e.g. new staff and more equipment)

–

increase in salaries and benefits to $895,000 from $863,000 (e.g. new staff such as sales representatives, CFO)

–

increase in travel expenses to $82,000 from $66,600 (e.g. more travel related to recapitalization transaction)

–

increase in insurance expenses to $117,000 from $93,000 (e.g., mainly due to industry-wide increase in premiums)

–

increase in pager, radio expenses to $67,000 from $29,000 (e.g. new system being implemented to better service the customer)

–

increase in truck and auto expenses to $276,000 from $230,000 (e.g., increased staffing required increase in vehicles)

Recapitalization and Financing Costs:  Recapitalization and financing costs relating to the completion of the transactions described above amounted to $608,000 or 10% of revenue for the nine months ended September 30, 2004.  This balance includes legal fees of $175,000, investment banking fees of $314,000 and due diligence and documentation fees of $118,000.

Operating Income/Loss: Our losses were mainly due to expenses incurred in the recapitalization transaction and also expenditures on infrastructure in preparation of becoming a public company and in preparation for future expansion.  We have also invested in research and development to improve and expand our technology base, which may result in increased margins and increased revenues in the future.

Interest Expense: Interest expenses other than interest payable on the mortgage and to shareholders for the nine months ended September 30, 2004 increased to $24,000 or 1% of revenues from $17,000 or 1% of revenues for the nine months ended September 30, 2003.  The increase was primarily due to there being nine months of interest during the nine months ended September 30, 2004 on additional borrowings from the Chief Executive Officer amounting to $192,500 but only seven months of interest during the nine months ended September 30, 2003.  The loan was received on March 2003 to fund the additional operating costs associated with hiring more personnel in anticipation of future growth and the completion of the recapitalization transaction.

Net Income/Loss: Net loss for the nine months ended September 30, 2004 was $645,000 compared to net income of $77,000 for the nine months ended September 30, 2003.  The net loss for the nine months ended September 30, 2004 was caused by the nonrecurring recapitalization transaction and financing costs of $608,000 that were charged to operations.  These results are not necessarily indicative of our year-end results for 2004.

Comparison of Year Ended December 31, 2003
to Year Ended December 31, 2002

Sales: Sales for the 2003 fiscal year totaled $9,251,000 representing an increase of 18% for the 2002 fiscal year.  The increase represents internal growth of 5% and the impact of foreign exchange of 12%.  Our installation revenues increased by 13%, this increase includes a 12% impact relating to foreign exchange.  This growth resulted from increased marketing and sales activities resulting in new customers.  On the other hand, our service revenues grew by 80% including the 12% impact of foreign exchange.  The increase was mainly due to more maintenance revenue.  In the future this increased interest in security products and services may result in our achieving increased revenues if we are successful in attracting new customers or obtaining additional projects from existing customers.

Cost of Goods Sold:  Cost of goods sold as a percentage of revenue for the twelve months ended December 31, 2003 decreased to $5,802,000 or 63% of revenues from $5,038,000 or 64% of revenues, for the twelve months ended December 31, 2002.  The decrease was mainly due to the reduction of material costs to $4,208,000 or 46% of revenues for fiscal 2003 from $3,692,000 or 47% of revenues for fiscal 2002.  Some of our materials were purchased from suppliers with payment in US dollars and the favorable exchange rates reduced the material cost.  On the other hand, the labor and subcontractor cost increased to $1,573,241 or 17% of revenues for fiscal 2003 from $1,276,000 or 16% of revenues for fiscal 2002.  The increase was mainly due to the increase in salaries and the increase in revenues.

Project, Selling, General and Administrative Expenses: Selling, general and administrative expenses for the twelve months ended December 31, 2003 increased to $3,196,000 or 35% of revenues from $2,588,000 or 33% of revenues, for the twelve months ended December 31, 2002.  Most of the increase resulted from the increase in staffing and related costs to position us for potential growth and the completion of the recapitalization transaction.  In particular, the following items increased:

–

Consulting, fees to Encapsulated Intersoft Systems increased to $68,700 and Nationwide Solutions Inc. to $48,900  No such expenditures were incurred in 2002.

–

Commission expenses increased to $347,000 from $281,000 which was in line with the increase in sales.

–

Travel expenses increased to $70,100 from $39,600 which was due to the increase in the number of trade shows attended to obtain new business outside Canada.

–

Salaries and benefits increased to $1,178,600 from $1,003,600

–

Professional fees increased to $46,500 from $29,300

–

Car allowance to project managers and technicians increased to $47,870 from $24,500

–

Truck and automobile expenses for both the project development and sales departments increased to $461,000 from $315,700 which were due to the increase in sales and gas usage and price

Operating Income:  The increase in operating income was mainly due to the increase in gross profit to 37% in 2003 from 36% in 2002.  As mentioned above, the increase was mainly due to our efficient integration/engineering capabilities, different product mix, more efficient labor utilization, and favorable exchange rates.  We have also invested in research and development to improve and expand our technology base, which may result in increased margins and increased revenues in the future.

Interest Expense:  Interest expenses other than interest payable on the mortgage and to shareholders for the twelve months ended December 31, 2003 increased to $24,000 or 1% of revenues from $17,000 or 1% of revenues for the twelve months ended December 31, 2002.  The increase was primarily due to additional borrowing from the Chief Executive Officer amounting to $192,500 to fund hiring of more personnel in anticipation of future growth and the recapitalization transaction.  The related interest to CEO was included after operating income.

183

Net Income:  Net income for the twelve months ended December 31, 2003 increased to $163,000 from $113,000 for the twelve months ended December 31, 2002.  This was attributable to efficient integration/engineering capabilities, different product mix, more efficient labor utilization, favorable exchange rates, and better cost controls.

Liquidity and Capital Resources

Since our inception, we have financed our operations through bank debt, loans and equity from our principals, loans from third parties and funds generated by our business.  As of September 30, 2004, we had $2,812,000 in cash.  We believe that cash from operations and other existing resources such as our credit facilities with Laurus Master Funds, Ltd. will continue to be adequate to satisfy the ongoing working capital needs of the Company.  During the next 12 months, our primary objectives in managing liquidity and cash flows will be to ensure financial flexibility to support growth and entry into new markets and improve inventory management and to accelerate the collection of accounts receivable.

Net Cash Used in Operating Activities.  Net cash used in operating activities amounted to $1,414,000 for the nine months ended September 30, 2004 compared to $232,300 for the nine months ended September 30, 2003.  The changes in operating assets and liabilities resulted in a use of cash of $673,000, which included a $336,700 increase in accounts receivable, a $198,300 increase in inventory, a $2,900 increase in prepaid expenses, a $183,000 increase in accounts payable, a $105,000 decrease in income taxes and a $227,000 increase in deferred revenue.

Accounts Receivable

Our accounts receivable increased by 22% which included an approximately 10% impact of foreign exchange compared to the prior period end, due to more revenue generated during the current period.  70% of the accounts receivable outstanding at September 30, 2004 was less than 60 days old compared with only 58% at September 30, 2003.

Inventory

Inventory on hand at September 30, 2004 increased 90% compared to September 30, 2003.  The increase was mainly in anticipation of greater revenue in the last quarter of 2004.

Accounts Payable and Accrued Liabilities

Accounts payable increased 20% to $2,040,000 which was mainly due to the increase in inventory purchased for future growth and the timing of payments to our suppliers.  Accrued liabilities decreased 31% to $80,000 largely as a result of the timing of payments related to payroll.  The accrued payroll expenses were $38,000 as at September 30, 2004 and $83,000 as at September 30, 2003.

Deferred Financing Costs

Deferred financing costs represent costs directly related to obtaining of financing.  Deferred financing costs are amortized over the term of the related indebtedness using the effective interest method.

Deferred Revenue

Deferred revenue increased 33% to $343,000 in 2004 from $258,000 in 2003. Deferred revenue primarily relates to payments associated with the installation contracts where revenue is recognized on a percentage of completion basis.  (See summary of accounting policy in our consolidated financial statements).

Incomes Taxes Recoverable

The income taxes recoverable increased to $87,600 as at September 30, 2004 compared to income tax payable of $82,000 as at September 30, 2003.  The changes were mainly due to the loss incurred for the period and we expect that we will have loss carry-back for prior years.

Net Cash Used in Investing Activities.  Net cash used in investing activities was $1,496,000 for the nine months ended September 30, 2004 compared to $26,000 for the nine months ended September 30, 2003.  The increase was mainly due to the acquisition of A.C. Technical Systems Ltd. for cash payments of $1,800,000.  Net cash used in investing activities decreased to $38,000 for the year ended December 31, 2003 from $646,400 for the year ended December 31, 2002.  The net cash used in investing activities in 2002 was exceptionally high as the Company purchased its new industrial condominium for $660,000.  Property and Equipment increased 20% to $812,000 as at December 31, 2003 compared to the 2002 fiscal year.  The increase was mainly due to the leasehold improvement of the industrial condominium.

Net Cash Provided From Financing Activities.  Net cash provided from financing activities increased to $6,016,000 for the nine months ended September 30, 2004 compared to $258,700 for the nine months ended September 30, 2003.  The increase was principally caused by additional borrowings from Laurus Master Fund, Ltd. including revolving facilities of $2,250,000 and convertible notes of $4,500,000 (see details of arrangement with Laurus Master Fund, Ltd. in the following paragraphs.).

The bank indebtedness increased to $2,250,000 as at September 30, 2004 mainly due to the additional borrowings from Laurus Master Fund, Ltd.  The credit facilities provided by the Canadian Chartered Bank have been repaid through the additional borrowings from Laurus Master Funds, Ltd.

Net cash provided by financing activities was $483,700 for the year ended December 31, 2003 compared to $360,300 for the year ended December 31, 2002.  The increase in bank indebtedness to $634,000 as at December 31, 2003 was mainly due to additional borrowings from a Canadian Chartered Bank.  This was mainly due to our net cash outflow from operating activities.

We plan to adopt an incentive stock option plan during the first quarter of 2005.

On September 30, 2004, we entered into a series of agreements with Laurus Master Fund, Ltd. (“Laurus”) whereby we issued to Laurus (i) a secured convertible term note (the “Term Note”) in the amount of $4.5 million, (ii) a secured revolving note (together with the Term Note, the “Notes”), (iii) a related option to purchase up to 1,499,997 shares of our common stock at a price of $0.01 per share (the “Option”), and (iv) a seven year warrant to purchase up to 2,250,000 shares of our common stock at a price of $1.15 per share (the “Warrant”).  The Notes are secured by all of our assets and the assets of our subsidiaries. Each of the agreements with Laurus is part of an integrated financing structure which, on the whole, management believes to be beneficial to our capital structure.

Our capital requirements have grown since our inception with the growth of our operations and staffing.  We expect our capital requirements to continue to increase in the future as we seek to expand our operations.  If Laurus converts the Notes in the future through either the option or warrant, it will improve our cash flow for repayment of principal of the Notes.

Recent Accounting Pronouncements - In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”).  SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  The Company has evaluated the effects of SFAS 143 and has determined that for operating facilities for which the Company owns the underlying real property, the Company has no contractual or legal obligation to remediate such real property if the Company were to abandon, sell or otherwise dispose of these facilities.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS 145”).  Among other provisions, SFAS 145 rescinds SFAS 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect.  As a result, the criteria in APB Opinion 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, will now be applied.  The Company adopted this standard effective January 1, 2003, the earliest effective date applicable.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation— Transition and Disclosure, an Amendment to FASB Statement 123 (“SFAS 148”).  This Statement amends SFAS No. 123, Accounting for Stock Based Compensation (‘‘SFAS 123’’), to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements.  The Company has adopted the disclosure provision required by SFAS 148; it does not expect to voluntarily adopt the fair value based method of accounting for its employee option-based compensation plan.

FASB Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), was issued in November

 2002 and clarifies disclosure and recognition/measurement requirements related to certain guarantees.  The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002.  The application of the requirements of FIN 45 did not have any impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.  In December 2003, the FASB revised Interpretation No. 46, which clarifies the application of Accounting Research Bulletin (“ARB”) No. 51, Consolidated Financial Statements (“ARB 51”).  As per ARB 51, a general rule for preparation of consolidated financial statements of a parent and its subsidiary is ownership by the parent, either directly or indirectly, of over fifty percent of the outstanding voting shares of a subsidiary.  However, application of the majority voting interest requirement of ARB 51 to certain types of entities may not identify the party with a controlling financial interest because the controlling financial interest may be achieved through arrangements that do not involve a voting interest.  FIN 46 clarifies applicability of ARB 51 to entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support.  FIN 46 requires an entity to consolidate a variable interest entity even though the entity does not, either directly or indirectly, own over fifty percent of the outstanding voting shares.  FIN 46 is applicable for financial statements issued for reporting periods that end after March 15, 2004.  The Company does not have any relationship with variable interest entities that would require consolidation under FIN 46.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”).  SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a non-public entity, in which case this statement shall be effective for fiscal periods beginning after December 15, 2003.

For purposes of SFAS 150, the Company meets the definition of a non-public entity.  The adoption of SFAS 150 did not have any impact on the Company’s financial statements.

Commitments

The Company has entered into contracts for certain consulting services providing for monthly payments and is required to repay the principal of its convertible notes and promissory notes due to Laurus and other parties.  In addition, the Company has also entered into an operating lease for its vehicles, computer and office equipment. The total minimum annual payments for the next five years are as follows:

	Payments due by Period
	Total	2005	2006	2007	2008	2009	Thereafter
Long-term debt	$4,758,500	$600,000	$1,392,500	$2,766,000	$ –	$ –	$ –
Operating Leases	178,000	111,000	34,600	32,400	–	–	–
Commitments related to consulting agreements	2,845,500	445,200	488,300	533,800	582,000	634,300	161,900
	$7,782000	$1,156,200	$1,915,400	$3,332,200	$582,000	$634,300	$161,900

DISCUSSION OF CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates are those that management deems to be most important to the portrayal of our financial condition and results of operations, and that require management’s most difficult, subjective or complex judgments, due to the need to make estimates about the effects of matters that are inherently uncertain.  We have identified three critical accounting estimates: accounts receivable allowances, materials and supplies and accounting for income taxes.

Accounts receivable allowances are determined using a combination of historical experience, current information and management judgment.  Actual collections may differ from our estimates.  A 10% increase in the accounts receivable allowance would increase bad debt expense by $0.3 million.

We record materials and supplies at the lower of cost and net realizable value.  Cost is determined on a first-in, first-out basis.  We write down our  inventory for obsolescence, and excess inventories based on assumptions about future demand and market conditions.  The business environment in which we operate is subject to customer demand.  If actual market conditions are less favorable than those estimated, additional material inventory write-down may be required.  A 10% increase in inventory reserve would increase expenses by $0.1 million.

Income taxes are calculated based on the expected treatment of transactions recorded in the consolidated financial statements.  In determining current and deferred components of income taxes, we interpret tax legislation and make assumptions about the timing of the reversal of deferred tax assets and liabilities.  If our interpretations differ from those of tax  authorities or if the timing of reversals is not as anticipated, the provision for income taxes could increase or decrease in future periods.

DESCRIPTION OF BUSINESS

General

We are a single source provider of technology-based security solutions for medium and large commercial and governmental facilities in Canada and the US.  We operate through our subsidiary, AC Technical Systems Ltd, located in Ontario, Canada.  AC Technical Systems is focused on the electronic security segment of the security industry.

Through our technology integration team of engineers we integrate various security related products to provide a single source solution to our growing customer base.  Our design, engineering and integration facilities are located in Ontario, Canada.

Industry Overview

We believe that the security industry is growing at a steady pace.  The industry awareness has increased globally due to the tragic events of 9/11.  The growth is spurred by the continuous evolution of new technologies and processes.  We believe that the industry is growing for the following reasons:

  Increased global awareness due to the increased threats of terrorism

  Older security devices such as the VCR have become obsolete and new technologies have provided much more efficient systems at a better price

  Evolution of digital technologies has started to replace antiquated analog technologies in the market space

  Expansion of budgets due to increased awareness of the need for security

  Increase in crime rates and shrinkage in the industry

  Trend for integration of multiple devices has expanded the market for technically advanced integrators such as our firm

  Growing public concern about crime

The security industry is highly fragmented with a large number of manufacturers, dealers, distributors, integrators and service groups.  All of these parties are important to provide an entire solution to the customer, however each one only provides a portion of what is required by the customer.  The customer, in most cases, would like to see a one-stop shop that can provide the entire solution and also be able to design and customize a solution that fits its needs.  This may include custom design of hardware, software, and highly sophisticated integration work.  The customer usually has to deal with all the different parties mentioned above.  In most cases the cost to the customer is higher when using a large number of parties as opposed to one efficient integrator.  We believe that when many parties are involved in providing a solution to the customer many needs of the customer may not be addressed.  Also, the amount of time a customer has to devote to build multiple relationships as opposed one relationship is substantial.  There are also tendencies for different parties to “pass the blame” to the other party when it comes to technical and service issues with the project.  As a result the customer prefers dealing with one source which can handle all issues and can be accountable for the entire project.  There is a limited number of companies besides the Company that are capable of providing an entire integrated solution.  This requires years of experience, infrastructure for performing all six core functions that AC Technical Systems provides, access to technologies, and a significant commitment to maintain a happy customer.

A company that is implementing a new security system or enhancing an old system usually has to go through the following steps:

  Retain a consultant to appropriately outline the needs and design a system that would satisfy/meet their needs

  Once the design is complete a tender is released whereby a number of invited system integrators bid on the required system

  System integrators work with various suppliers of hardware and software to meet the system requirements.  They also engage these suppliers to complete subcomponents of the system

  When security systems have to be installed in multiple locations, the company may have to tender the system requirements to different system integrators from various regions

  The customer, based on price and qualifications of the system integrator, will award the project to one or more system integrators.

The process described above usually causes a number of issues.  It usually causes client frustrations with project delays, cost inefficiencies, incompatible systems, and lack of vendor accountability.  It also makes it very difficult for the customer to make changes to the system.  In addition, a customer looking to implement security systems in multiple locations may have to hire multiple integrators and suppliers to integrate systems.  This usually results in systems that are not consistent with each other.  These systems may also not communicate efficiently with a central system.  In addition, we believe that as security systems are becoming more technologically advanced an experienced engineering team is required to understand the needs of the customer and satisfy these needs by incorporating the most efficient technologies that are available.  This may also include some development of hardware and software to customize and integrate the system.  Most system integrators are not capable of development as they do not have a research and development department.  Also, the manufacturers of different subsystems are usually not willing to provide custom solutions on a project by project basis.  The customers are realizing the sophistication required in order to provide a good security system and recognizing that their in-house personnel lack the skills and time necessary to coordinate their security projects.

AC Technical Systems’ Solution:

AC Technical Systems can offer a one-stop-shop that provides a fully integrated technology based security system to meet the needs of the customer.  We understand the needs of the customer and provide a custom solution to meet their needs.  We usually expedite project completion, reduce costs to the customer, reduce man power requirements of the customer, improve on consistency of systems in multiple locations, and provide a one-stop solution for the entire security system.

AC Technical Systems provides the following services:

  Consulting, audit, review, and planning

  Engineering and design

  Customization, software development, and interfacing

  System integration, installation, and project management,

  System training, technical support, and maintenance

  Ongoing maintenance, preventative maintenance and service, and upgrades

We believe that the following key attributes provide us with a sustainable competitive advantage:

  Experience and expertise in the security industry

  In-house research and development department

  Dedicated service team

  Access to and experience in a variety of product mix

  Customized software and hardware products

  Strong list of references

  Strong partnerships with suppliers and integrators

AC Technical Systems’ strategy for growth and expansion is to:

  Expand our network of technology partners

  Develop and maintain long-term relationships with clients

  Open regional offices in key areas to expand revenue and service

  Capitalize on our position as a leading provider of technologically advanced security systems

  Expand our marketing and sales program within our key vertical markets

AC Technical Systems’ approach to a new customer:

At the beginning of each new client relationship, we designate our account manager as the client service contact.  This individual is the point person for communications between us and the client.  This person usually has a number of years of experience in the industry and has a good understanding of technologies and solutions that are available from the Company.  This person is also a trained sales person who is able to build a long-term relationship with the customer.  The account manager works with our project department, engineering department, marketing department, finance department, and the research and development department to provide an effective solution for the customer.  Once the customer has engaged us to provide a solution the engagement usually goes through one or more of the stages outlined below:

Consulting, audit, review, and planning:

We identify the client’s objectives and security system requirements and audit and review the existing system.  We provide a complete audit of the existing system including inventory counts and evaluate the existing infrastructure.  Then we provide an audit report to outline current deficiencies and vulnerabilities.  At this point we design a system alternative to meet the needs of the customer.  The alternative system is prioritized based on the needs of the customer.  We also include an efficient cost model to ensure that the customer understands the cost of the system.  We provide a Return On Investment model (ROI) where applicable.  We provide a preliminary project implementation plan that contains a graphical model of their premises with exact outlines of equipment locations.  Our comprehensive planning process helps the customer to properly budget for their needs on a long-term basis.

Engineering and design:

The engineering and design process involves preparation of detailed project specifications and working drawings by a team of our design engineers.  These drawing will lay out the entire property and provide a detailed lay out of all security equipment and also provide the methodologies used to integrate the system.  It will also outline any needs for custom software or hardware design service, systems designers and computer-aided design system operators.  These specifications and drawings detail areas of high sensitivity, layout of the main control room, placement of cameras, card readers, monitors, switches and other equipment including electrical and mechanical requirements.

Once we have completed the design of our system, we also provide a complete list of components including various recommendations.  We highly recommend off-the-shelf non-proprietary components in order to ensure that the customer is not tied in to one supplier.  When off-the-shelf components are not available or they are not compatible with each other we may choose to design software/hardware to provide compatibility.

Customization, software development, interfacing:

In many cases the customer’s needs may not be completely satisfied by the equipment that is available in the market place.  In many cases the customer may request features that are not ready available or even request interfacing between equipment that may not be available.  For example, a financial institution may request us to take information from their transaction records, from an Automatic Teller Machine (ATM), and integrate it along with a Digital Video Recorder (DVR).  This function would allow them to review video of an individual who has processed a transaction on an ATM.  Normally they would have to go through tapes of data in order find an incident.  The bank would have to search for all the transactions that occurred during a period of time and then based on that information go over tapes of video.  Sometimes the video may not be available as the tapes are only held for a short period of time.  The integrated system from our firm would make the search process instantaneous.  The bank can search by a number of criteria including time, date, transaction, number, withdrawal amount, etc and have the video associated with it instantly.

Many times we provide an interface to bring multiple technologies together.  For example, in one project we integrated eleven different products into one system, thus allowing for a completely integrated system.  This system also has a very user-friendly interface that avoids having to deal with multiple monitors and Graphical User Interfaces (GUI).

System integration, installation, project management:

Once we determine that the project has passed through the Consulting/Audit,  Design/Engineering, and Customization/Software interfacing stage (if required) we can start implementation of the system.  During this stage we provide the following:

  Detailed schedule of integration

  Component list and assign labor

  Officially assign project to one of our project managers

  Production department starts procurement schedules

  Construction draw date schedules

  Progress billings and schedule site visits for quality control

  Test final terminations and technology components in-house in order to avoid product failure on site

  Hardware/software and network integration

  Validation and testing

  Final sign off and pass over to service department

During this stage the project manager manages the project and the projects are updated weekly to ensure that all components are working efficiently.  During certain projects the project manager may opt to use subcontractors to provide services that are not highly advanced technically.  These services may include standard wiring and cabling.  The customer is updated on the status of the project weekly and this may include Gantt charts.  Also of importance, during this stage many customers add on extra equipment as they start to see the need for enhanced equipment, which increases the value of the contract to the Company.

System training, technical support, maintenance:

When a project has been completed through system integration the customer is provided with a complete training program.  We train the customer on how to use the system and also provide them manuals from manufacturers as well as training guides put together by us.  Once the training is complete the system will go on line and there is a transfer process to the service department from the projects department.  Ongoing technical support and maintenance is provided by our dedicated service team.

Ongoing maintenance, preventative maintenance and service, upgrades:

This is the final stage of our process and it is an ongoing stage.  We provide various types of maintenance contracts and depending on the level of response required by the customer we provide a service plan suitable to the customer.  If the customer does not require a service contract we provide them service on an incident basis.

The entire six step process continues for each customer.  Once a project is complete there are upgrades that are required and depending on the value of the upgrades, this may initiate a new project.  During the entire stage the account manager is updated on the process.  The account manager has regular meetings with the customer after a project is complete in order to work with the customer to help set budgets for the following years and also educate the customer on new products and technologies that may be available in the market.

Research and Development

We have our own in-house research and development program which is supported by the National Research Council of Canada.  We may receive grants and tax credits for projects and product development if it qualifies for the program.  The department develops new products and also enhances existing products.  We have the capability to build various forms of hardware and software modules.  Once a product is designed the underlying technologies are used on an ongoing basis to enhance future projects and also develop new products.  This is one of the differentiating factors between us and our competition.  Our research and development expense was $61,000 in fiscal year 2002 and $96,000 in fiscal year 2003.  For the nine months ended September 30, 2004, the total research and development expense was $128,000.  Expenses include engineering salaries, costs of development tools and equipment.  None of the expenses were borne directly by customers.

Warranties and Maintenance

We offer maintenance and service on all our products, including parts and labor, which range from one year to six years depending upon the type of product concerned and the type of contract signed by the customers.  In addition, we provide a one year warranty on equipment and 90 days on labor for all installation projects completed by the company.  We receive the same period of warranty on equipment from other suppliers.

On non-warranty items, we perform repair services for our products sold at our head office in Ontario, Canada or at customer locations.  For the years ended December 31, 2002 and 2003, our revenue from service and maintenance was $463,000 and $879,000, respectively.  For the nine months ended September 30, 2004, revenue from maintenance services was $783,000.  For the years ended December 31, 2002 and 2003, the percentage of our revenues attributable to service and maintenance was 5.9% and 9.5%, respectively.  For the nine months ended September 30, 2004, the percentage of our revenues attributable to maintenance services was 12%.

Marketing

Our marketing activities are conducted on both national and regional levels.  We obtain engagements through direct negotiation with clients, competitive bid processes, referrals and direct sales calls.  Our marketing plan is derived with the input from all our account managers and senior management.  Our plan is to grow vertically within targeted markets where we have a superior level of expertise.  Our marketing is very target specific.  We market within our four key markets i.e. Government, Education, Healthcare, and Retail.  We also find niche markets where our technologies can provide effective solutions to the customer.  Some of our marketing activities include:

  Trade Shows

  Mailers

  Direct sales calls

  Web promotions

  Seminars

  Joint partnerships with manufacturers

  Joint partnerships with consultants and architects

We also form partnerships with providers of complementary technologies and products who are not competitive to us.  For example there is a convergence of IT services and the Security industry.  We are evaluating the possibility of partnering with an IT services provider in order to provide our existing customers and potential customers with an expanded scope of services.  We are also doing the same within the building automation industry as we see a convergence of building automation technologies and services with the security industry.

We are evaluating several opportunities to expand our operations via joint ventures and partnerships with regional and international companies that can provide us with additional expertise and an expanded presence.  In addition we are evaluating the possibility of acquisition of similar businesses and expansion of our operations.

Customers

We provide our products and services to customers in four key markets:

  Government

  Healthcare

  Education

  Retail

We also provide our products and services to various other sectors including corporate facilities, mining, entertainment and the automobile industry through direct sales to end-users and through subcontracting agreements.

The table below sets forth the approximate percentage of aggregate revenues from each of our largest customers/end-users for the year ended December 31, 2003, and the nine months ended September 30, 2004.

	Percent of our Pro Forma Revenues(1)
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Loblaws Companies Ltd.	31.5%	23.5%
Cloke-Kirby	5.3%	3.1%
Toronto Catholic District School Board	4.9%	4.1%
JMR Electric	3.3%	1.6%
Royal Contracting	2.6%	–%
York District School Board	2.4%	1.2%
Durham Catholic District School Board	2.5%	1.3%
Bonfield Construction	2.3%	2.0%
World Wide Electric	2.6%	3.1%
Placer Dome	2.0%	–%
Humber College	1.9%	0.1%
SNC Profac	1.9%	2.0%
Lakeridge Health Corporation	1.6%	1.7%
Halton Health College	1.3%	0.7%
Maple Leaf Sport	1.3%	1.3%
_______________ (1) Pro forma for the acquisition of AC Technical Systems as though it had occurred as of the beginning of the respective period.

As reflected in the above table, from period to period the revenue mix among our customers shifts and changes.

Backlog

Our backlog consists of written purchase orders and contracts we have received for product deliveries and engineering services which we expect to deliver or complete within 12 months.  All of these orders and contracts are subject to cancellation at any time.  As of September 30, 2004, our backlog was approximately $3,000,000.

Competition

The security industry is highly fragmented and competitive.  We compete with a number of different companies regionally and nationally.  We have various different types of competitors including consultants, integrators, and engineering and design firms.  Our main competitors include Siemens, ADT, Simplex, Intercon, and Diebold.  Many of our competitors have greater name recognition and financial resources than we do, however we believe that we have a well-respected name when it comes to quality and technical expertise.  Our competitors also include equipment manufacturers and vendors that also provide security services.  We may face future competition from potential new entrants into the security industry and increased competition from existing competitors that may attempt to develop the ability to offer the full range of services offered by us.  We cannot assure that we will be able to compete successfully in the future against existing or potential competitors.

Employees

As of November 15, 2004 we had 62 full time employees including our officers, of whom 42 were engaged in systems installation and repair services, 13 in administration and financial control, 7 in engineering and 8 in marketing and sales.

None of our employees are covered by a collective bargaining agreement or are represented by a labor union.  We consider our relationship with our employees to be satisfactory.

The design and implementation of our equipment and the installation of our systems require substantial technical capabilities in many different disciplines from computer science to electronics and advanced hardware and software development.  As a company we encourage and provide training for new and existing technical personnel.  In addition we conduct training courses and also send our technical persons to various technical courses offered by manufacturers of various products.  We also have various incentive programs for our employees to improve their skills within all departments.  These include reimbursements for training fees and raises based on skill sets.

Legal Proceedings

The Company is potentially liable for $21,400 relating to a claim by a former employee.  The outcome of the lawsuit is not determinable.

In addition, the Company was assessed by the Ontario Ministry of Finance for uncollected Ontario sales tax on prior years’ taxable sales.  The Company may recover the sales tax from customers and administratively, the Ministry would assist the Company in recovering these amounts.  No accrual has been provided for this assessment.  To the extent that there is any shortfall, it would be recorded as an expense in the year of determination.  It is management’s expectation that the full amount of the sales tax will be recovered from customers.  As of September 30, 2004, the outstanding assessment was approximately $35,600.

Description of Properties and Facilities

Our office is located at 2100 Forbes Street, Units 8-10, Whitby, Ontario, Canada L1N 9T3.  The premises, which were purchased in 2002, consist of approximately 5,900 square feet on the ground floor and 2,200 square feet on the second floor.  The Company believes that these offices are in good condition and are adequate for its present purposes and planned expansion.

DIRECTORS AND EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Name	Age	Position
Sayan Navaratnam	30	Chairman, Chief Executive Officer and Director
Dominic Burns	44	President and Director
Heung Hung Lee	36	Chief Financial Officer and Secretary

Sayan Navaratnam–Director, Chairman and Chief Executive Officer: Mr.  Navaratnam graduated from University of Toronto with a Double Specialist degree in Economics and Political Science.  He has seven years of experience in technology development and integration specific to the security industry.  He also has three years of experience in telecommunications with Bell Canada.  He was the CEO of Satellite Communications Inc., and its research arm Satellite Advanced Technologies, during 1997-2000.  Mr. Navaratnam was responsible for coordinating and financing research and development projects and played a key role in strategic partnerships, mergers, and licensing technologies.  Mr. Navaratnam was the Chief Operating Officer in ASPRO Technologies Ltd. from 2000-2003.  He also proposed and implemented a strategic marketing campaign to license and distribute a new line of “wavelet” products from ASPRO.  Mr. Navaratnam joined AC Technical as CEO in 2003.  He has in-depth knowledge of key vertical markets and technology demands of security integration.  He has served as a member of advisory committees for technology related schools and companies and was a key member of the Alliance of Exporters and Manufacturers of Ontario.  Mr. Navaratnam was also a member of Innovator’s Alliance of Ontario and was recognized as one of the best executives in Canada in 1999-2000.  Mr. Navaratnam and AC Technical were also recently recognized with an award for one of the Top 100 fastest growing companies in Canada, over the past five years, by Profit 100.  Mr. Navaratnam has also worked with a number of investment banking firms to raise financing and has been involved in advisory roles with private equity funds as well as investment banking firms and public companies.  Mr. Navaratnam has been a director of our company since September 30, 2004.

Dominic Burns–Director and President: Mr. Burns was the founder of AC Technical in 1991.  He completed his Electrical Apprenticeship program at one of the premier firms in Northern Ireland.  He graduated from Belfast College of Technology with honors in City and Guilds Electrical Theory and Regulations.  Mr. Burns also holds a diploma in radio and navigation systems.  He has an extensive understanding of quality controls in the avionics industry and has been a pioneer in transferring some of the high standards and controls set in the avionics industry to the security integration market.  He has been the President of AC Technical since its inception.  He has been primarily responsible for expanding the firm’s presence in Canada.  Mr. Burns has also designed a number of internal technical and marketing programs to expand AC Technical’s sales and technical capabilities.  Mr. Burns has over 20 years of experience in the security integration industry.  Mr. Burns has been a director of our company since September 30, 2004.

Heung Hung Lee–Chief Financial Officer and Secretary: Ms. Lee joined AC Technical in July 2004 and she has more than 10 years experience in international public accounting primarily with the world’s largest international accounting firms.  She has advanced knowledge in financial statements disclosure and audit issues and has extensive international business experience in countries such as the United States, Hong Kong SAR and the Peoples’ Republic of China.  She was a manager at BDO Dunwoody LLP from 1999 to 2004.  Ms. Lee holds a Bachelor of Business degree from Monash University in Australia.  She is a Chartered Accountant in Canada and qualified CPA in Australia.  Ms. Lee has been the Chief Financial Officer of our company since September 30, 2004.

Significant Employees

Randy Martin–V.P. of Operations.  Randy Martin joined AC Technical in March 2002 as a senior Project Manager and currently holds the position of V.P. of Operations.  Mr. Martin oversees the daily operations of service, installation, integration, and engineering.  He had previously been employed by Satellite Communications Inc. from 1986 until 2002, where he held various senior management positions.  Mr. Martin has over 25 years of experience in the security integration business.

Hajro Çini–Controller.  Hajro Çini is responsible for AC Technical’s finances, including the cash flow, accounting and operations functions.  Mr. Çini joined AC Technical in June 2003 and brings more than 10 years of experience in the financial industry, as well as international financial experience specifically in the manufacturing industry.  He was an account manager at Royal Bank of Canada from July 1997 to June 2003.  Mr. Çini holds a Bachelor of Arts from an international university and a Master of Arts in Economics from University of Toronto.

Andrew Berenyi–V.P. of Technology.  Andrew Berenyi joined AC Technical in February 2004 and currently serves as the V.P. of Technology.  He received his BApSc degree from the University of Toronto in Electrical Engineering (Biomedical option) in 1997 and has extensive experience in the security industry.  From 1997 to 1999 he was employed at Satellite Communications Inc.  His duties ranged from integration of security systems to software testing and development.  From 2000 to 2003 he was a software developer and team leader at ASPRO Technologies Ltd., a Toronto area company producing DVR cards and systems for government, financial, and private industry sectors.

Gaetano DiGiorgio–Senior Account Manager.  Gaetano DiGiorgio is the Senior Account Manager with AC Technical.  He is responsible for a wide range of customers consisting of large national retail organizations, government, entertainment facilities and commercial properties.  Mr.Gaetano joined AC Technical in 1992 and has been involved in all aspects of the business over this time period.  His education consists of numerous electronic and electrical programs and he is a member of the Canadian Sales Professional organization.  Mr. Gaetano has over 12 years of experience in the industry.

EXECUTIVE COMPENSATION

The following summary compensation table set forth all compensation paid or accrued by the Company’s subsidiary, AC Technical, during the three years ended December 31, 2003 for services rendered in all capacities by the Chief Executive Officer of the Company and the only other executive officer who received total salary and bonus exceeding $100,000 in any of such years.  Prior to the reverse merger, the Company did not pay any compensation to any of its directors and officers, including Rudy R. Miller, its former chief executive officer. There was no such compensation payable to the directors of AC Technical Systems Ltd. for their services.

		Annual Compensation
Name and Principal Company/Subsidiary Position	Year	Salary/Fees/ Commission ($)	Bonus ($)
Sayan Navaratnam – Chairman	2004	257,000[1]
and Chief Executive Officer	2003	117,560[2]	–
	2002	–	–
Dominic Burns – President	2004	190,600[3]
	2003	125,097	–
	2002	114,200	–
[1] Including $92,000 from Encapsulated Intersoft Systems and $165,000 from Nationwide Solutions Inc. for consulting fees.
[2] Including $68,700 from Encapsulated Intersoft Systems and $48,860 from Nationwide Solutions Inc. for consulting fees.
[3] Including $87,900 from 1608913 Ontario Inc. for consulting fees.

Employment Agreements

On June 1, 2004, AC Technical entered into a consulting agreement with 1608913 Ontario Inc. (the “Consultant”) and Dominic Burns.  Pursuant to this agreement, the Consultant is to provide the exclusive services of Mr. Burns to the Company for the following compensation:

  From October 1, 2004 until December 31, 2004 compensation at the rate of $192,500 per annum;

  From January 1, 2005 until December 31, 2005 the sum of $211,750;

  From January 1, 2006 until December 31, 2006 the sum of $231,000;

  From January 1, 2007 until December 31, 2007 the sum of $250,250;

  From January 1, 2008 until December 31, 2008 the sum of $269,500; and

  From January 1, 2009 until December 31, 2009 the sum of $288,750.

In addition, the Consultant is entitled to a bonus payable upon the Company attaining the annual gross revenue targets specified in the agreement for the calendar years 2004 through 2009.  The bonus is 0.5% of the annual gross revenue targets for 2004 and 1% of the annual gross revenue target for 2005 through 2009.  An additional bonus of 2% will be paid for each additional increment of $385,000 annual gross revenue beyond the revenue target in any given year.

On June 1, 2004, AC Technical entered into a consulting agreement with Nationwide Solutions Inc. (“Nationwide”) and Sayan Navaratnam.  Pursuant to this agreement, Nationwide is to provide the exclusive services of Mr. Navaratnam to the Company for the following compensation:

  From October 1, 2004 until December 31, 2004 compensation at the rate of $231,000 per annum;

  From January 1, 2005 until December 31, 2005 the sum of $254,100;

  From January 1, 2006 until December 31, 2006 the sum of $271,810;

  From January 1, 2007 until December 31, 2007 the sum of $307,461;

  From January 1, 2008 until December 31, 2008 the sum of $338,207; and

  From January 1, 2009 until December 31, 2009 the sum of $373,568.

In addition, Nationwide is entitled to a bonus payable upon the Company attaining the annual gross revenue targets specified in the agreement for the calendar years 2004 through 2009.  The bonus is 0.5% of the annual gross revenue targets for 2004 and 1% of the annual gross revenue target for 2005 through 2009.  An additional bonus of 2% will be paid for each additional increment of $385,000 annual gross revenue beyond the revenue target in any given year.

We have a standard employment contract with our executive staff that is reviewed on an annual basis.  There are no employment contracts with the CEO and the President.  In each standard employment contract, we have included the terms of employment, remuneration, fringe benefits, vacation, confidentiality, non-solicitation and termination of employment.

The Company has no stock option plan although it intends to adopt one during the first quarter of 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of January 15, 2005 of each executive officer, each director, and each shareholder in addition to the selling shareholders known to be the beneficial owner of 5% or more of the Company’s Common Stock and all officers and directors as a group.  For information concerning the beneficial ownership of the Company’s Common Stock by Laurus Master Fund, Ltd. see “Selling Shareholders.”

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Sayan Navaratnam 735-125 Omni Drive Toronto, Ontario, Canada M1P 5A9	16,885,959	56.1%
Dominic Burns 15 Westlake Street Hampton, Ontario, Canada L0B 1J0	11,082,102	36.9%
Heung Hung Lee 36 Madison Heights Boulevard Markham, Ontario, Canada L6C 2E2	-0-	-0-
All officers and directors as a group (3 persons)	27,968,061	93.0%

DESCRIPTION OF SECURITIES

The Company currently has 100,000,000 authorized shares of common stock, no par value, of which, 30,075,000 shares are issued and outstanding as of the date of this registration statement and 9,248,997 are reserved for issuance upon the exercise of outstanding options and warrants and conversion of outstanding convertible notes.  In addition, the Company has 50,000,000 authorized but unissued and unreserved shares of preferred stock.  Each share of outstanding common stock is entitled to one vote.  Shares of common stock have no preemptive rights.

The rights, preferences, privileges and limitations of the preferred stock have not been established, and no series of preferred stock has been established.  The rights, preferences, privileges and limitations of the preferred stock, in one or more series, may be established by the Board without the approval of the holders of the common stock.

Authorized but unissued common stock may be issued for such consideration as the Board determines to be adequate.  Issuance of common stock could have a dilutive effect on current shareholders.  Shareholders may or may not be given the opportunity to vote on the issuance of common stock, depending upon the nature of any such transactions, applicable law, the rules and policies of the national securities exchange on which the common stock is then trading, if any, and the judgment of the Board.  Having a substantial number of authorized and unreserved shares of common stock and preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the Company’s outstanding voting stock.  Management could use the additional shares to resist a takeover effort even if the terms of the takeover offer are favored by a majority of the independent shareholders.  This could delay, defer, or prevent a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 22, 2004, we incorporated a new Ontario company, AC Technical Acquisition Corp. (“AC Acquisition”).  Creative Vistas, Inc. owns 50 VFV shares (voting fixed value shares) and 100 NVE shares (non-voting equity shares).  Brent Swanick owns the remaining 50 VFV shares.  The total issued share capital was $100 ($1 for each VFV share).  Each VFV share is only entitled to a return of $1 upon dissolution of the Company and has no share in the Company’s profits; AC Acquisition is a subsidiary of Creative Vistas, Inc.

On September 29, 2004, pursuant to a Stock Purchase Agreement with The Burns Trust, The Navaratnam Trust and AC Technical Systems Ltd. (“AC Technical”), AC Acquisition acquired all of the issued and outstanding shares of AC Technical from The Burns Trust and The Navaratnam Trust for consideration consisting of promissory notes in the aggregate amount of $3,300,000.  AC Technical became a subsidiary of Creative Vistas, Inc.

The above structure was set up for tax purposes.  This allows AC Technical to maintain its status as a Canadian Controlled Private Corporation and utilize certain tax advantages.

On September 30, 2004, pursuant to a Common Stock Purchase Agreement with Miller Capital Corporation and Tudor Investments LTD Profit Sharing Plan, Sayan Navaratnam, Dominic Burns, Randy Stern and Malar Trust, Inc., Sayan Navaratnam, Dominic Burns, Randy Stern and Malar Trust, Inc. purchased 28,500,000 shares of our common stock from Miller Capital Corporation and Tudor Investments LTD Profit Sharing Plan for cash consideration of $300,000.

On September 30, 2004, we entered into a series of agreements with Laurus Master Fund, Ltd. (“Laurus”) whereby we issued to Laurus (i) a secured convertible term note (the “Term Note”) in the amount of $4.5 million, (ii) a secured revolving note (together with the Term Note, the “Notes”), (iii) a related option to purchase up to 1,499,997 shares of our common stock at a price of $0.01 per share (the “Option”), and (iv) a seven year warrant to purchase up to 2,250,000 shares of our common stock at a price of $1.15 per share (the “Warrant”).  The loan is secured by all of our assets and the assets of our subsidiaries.

On January 31, 2003, we entered into a Subordinated Loan Agreement by which we borrowed $208,000 from Mr. Navaratnam.  The currently outstanding amount of this loan is 54,000 at September 30, 2004 bearing interest at 6% per annum. We pay monthly payments including interest of $10,155.  We also have balances due to Mr. Burns in the amount of $67,000.  This loan is non-interest bearing and has no fixed terms of repayment.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock is quoted at the present time on the OTC Bulletin Board under the symbol “CVAS”.  At January 31, 2005, the bid price was $1.55 per share and the ask price was $1.60 per share.  The security is subject to Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the penny stock rule.  See “Risk Factors—Penny Stock.”  The following table shows the range of bid prices per share of common stock on the OTC Bulletin Board, as reported by Pink Sheets LLC, for the periods indicated.  These quotations represent prices between dealers, do not include retail mark-ups, mark downs or commissions, and do not necessarily represent actual transactions.

Quarter ended:	Low Bid Price	High Bid Price
March 31, 2003	$.03	$.03
June 30, 2003	$.03	$.03
September 30, 2003	$.03	$.03
December 31, 2003	$.03	$.03
March 31, 2004	$.05	$.03
June 30, 2004	$.05	$.05
September 30, 2004	$.05	$.05
December 31, 2004	$.05	$.83
March 31, 2005 (through January 31, 2005)	$1.35	$1.55

The Company’s securities may not qualify for listing on Nasdaq or any other national exchange.  Even if the Company’s securities do qualify for listing, the Company may not be able to maintain the criteria necessary to ensure continued listing.  The failure of the Company to qualify its securities or to meet the relevant maintenance criteria after such qualification may result in the discontinuance of the inclusion of the Company’s securities on a national exchange.  In such event, trading, if any, in the Company’s securities may then continue in the non-Nasdaq, over-the-counter market so long as the Company continues to file periodic reports with the SEC and there remain sufficient qualified market makers in the Company’s securities.  As a result, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company’s securities.

As of January 31, 2005 there were 248 beneficial holders of the Company’s Common Stock.  The Company has 30,025,000 issued and outstanding shares of Common Stock.

Our agreements with Laurus prohibit us from declaring or paying any dividends on our Common Stock.

Shares Eligible for Future Sale

Upon completion of the offering (assuming 8,943,996 shares are issued upon the exercise of warrants and options and the conversion of convertible notes held by the selling shareholders and then sold in the offering), the Company will have 39,018,996 shares of common stock outstanding, of which 27,000,000 shares

 (approximately 69.2% of the shares to be outstanding) are deemed to be “restricted securities” under the Securities Act.  These shares may not be sold unless registered under the Securities Act or sold pursuant to Rule 144.  Rule 144, as currently in effect and subject to its provisions and other applicable federal and state securities laws, permits a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information concerning the Company.  Rule 144 also permits, under certain circumstances, such sale of shares without any quantity limitation or current public information by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.

The 27,000,000 restricted shares of common stock will be eligible for sale under Rule 144 beginning September 30, 2005, subject to compliance with Rule 144 volume limitations.

The Company cannot predict the number of shares of common stock which may be sold in the future pursuant to Rule 144 or otherwise since such sales will depend upon the market price of the common stock, the individual circumstances of holders thereof and other factors.  Any sales of a substantial number of shares of common stock in the public market could have a significant adverse effect on the market price of the common stock.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Torys LLP, New York, New York.  Torys LLP is a selling shareholder and owns 75,000 shares of Common Stock

EXPERTS

Our financial statements appearing in this prospectus have been audited by BDO Dunwoody, LLP, independent chartered accountants, to the extent and for the periods set forth in their reports appearing herein, which are included herein in reliance upon such reports, given upon the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Our prior auditors, Semple & Cooper, LLP, resigned on January 5, 2005 and will be no longer associated with our financial statements as a result of the reverse merger effective as of September 30, 2004.  On or about the same time, we engaged BDO Dunwoody, LLP to audit our financial statements for the fiscal years ended December 31, 2002 and 2003.  The decision to change accountants was made with the approval of our board of directors.

During the most recent two fiscal years (2002 and 2003) and any subsequent interim period to the date of January 31, 2005, the Company had not consulted with BDO Dunwoody, LLP for the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that BDO Dunwoody, LLP concluded was an important factor considered by the Company in reaching a decision as to its accounting, auditing or financial reporting issues.

No report of BDO Dunwoody, LLP on our financial statements for either of the past two fiscal years contained an adverse opinion, a disclaimer of opinion or a qualification or was modified as to uncertainty, audit, scope or accounting principles.

We believe and we have been advised by Semple & Cooper, LLP that it concurs in such belief that, during the years ended September 30, 2003 and 2002 and any subsequent interim period through June 30, 2004, we did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Semple & Cooper, LLP, would have caused it to make reference in connection with its report on our financial statements to the subject matter of this disagreement.

No report of Semple & Cooper, LLP on our financial statements for the years ended September 30, 2003, 2002 and 2001 contained an adverse opinion, a disclaimer of opinion or a qualification or was modified as to uncertainty, audit, scope or accounting principles.  During the years ended September 30, 2003, 2002 and 2001 there were no “reportable events” within the meaning of Item 304(a)(1) of Regulation S-B promulgated under the Securities Act.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any documents filed by us at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the Company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the Company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INDEX TO FINANCIAL STATEMENTS

Creative Vistas, Inc.

(Formerly A.C. Technical Systems Ltd.)

Financial Statements

For the year ended December 31, 2003 and 2002

Independent Auditors’ Report

F-1

Balance Sheets

F-2

Statements of Shareholders’ Equity

F-4

Statements of Operations

F-5

Statements of Cash Flows

F-6

Summary of Significant Accounting Policies

F-7

Notes to Financial Statements

F-11

Creative Vistas, Inc.

(Formerly AC Technical Systems Ltd.)

Condensed Financial Statements

For the nine months ended September 30, 2004 and 2003

Balance Sheet

F-23

Statement of Shareholders’ Equity                                                                                            F-25

Statement of Operations

F-25

Statement of Cash Flows

F-27

Summary of Significant Accounting Policies

F-29

Notes to Condensed Financial Statements

F-30

Independent Auditors’ Report

To the Directors of

Creative Vistas, Inc. (formerly A.C. Technical Systems Ltd.)

We have audited the balance sheets of A.C. Technical Systems Ltd. as at December 31, 2003 and 2002 and the related statements of shareholders’ equity and other comprehensive income, operations and cash flows for each of the two years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years then ended in conformity with United States generally accepted accounting principles.

(signed) BDO Dunwoody LLP

Chartered Accountants

Toronto, Ontario
September 3, 2004 except as to Note 13 which the date is November 22, 2004.

Creative Vistas, Inc.

(Formerly A.C. Technical Systems Ltd.

Balance Sheet

December 31	2003	2002

Assets

Current Assets
Accounts receivable,	$2,113,027	$1,420,036

net of allowance for doubtful accounts of $105,671 (2002 – $135,131 )

Inventory, net of reserve $nil (2003-$nil)	714,758	487,234
Prepaid expenses	22,845	4,357
Due from related parties (Note 1)	3,514	4,075
Deferred income taxes (Note 9)	20,517	22,801

	2,874,661	1,938,503

Property and equipment, net of depreciation $105,266
(2002 - $40,773) (Note 2)	811,780	678,255
Customer list (Note 3)	11,570	12,687
Deferred income taxes	1,196	8,661

	$3,699,207	$2,638,106

Liabilities and Shareholders’ Equity

Current Liabilities
Bank indebtedness (Note 4)	$633,749	$205,662
Accounts payable and accrued liabilities	1,957,789	1,641,924
Bonus payable	-	48,016
Deferred revenue	101,059	173,817
Income taxes payable	40,011	32,934
Mortgage loan (Note 5)	236,953	210,920
Due to related parties (Note 6)	117,757	11,355

	3,087,318	2,324,628

Due to related parties (Note 6)	129,568	61,429

	$3,216,886	$2,386,057

Shareholders’ equity

Share capital (Notes 7 and 13)

Authorized

Unlimited number of no par value common shares

Issued

10,000,000 Common shares (2002 – 200 Common shares)	2	63

Retained earnings	482,319	251,986

	482,321	252,049

	$ 3,699,207	$ 2,638,106

The accompanying notes are an integral part of these financial statements.

Creative Vistas, Inc.

(Formerly A.C. Technical Systems Ltd.

Statement of Shareholders’ Equity and Other Comprehensive Income

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income	Total

Balance, December 31, 2001	$133,357	$4,363	$137,720

Comprehensive income

Net income	113,266		113,266

Translation adjustment		1,000	1,000

Total comprehensive			11,266
income

Balance, December 31, 2002	246,623	5,363	251,986

Comprehensive income

Net income	162,757		162,757

Translation adjustment		67,576	67,576

Total comprehensive			230,333
income

Balance, December 31, 2003	$409,380	$72,939	$482,319

Creative Vistas, Inc.

(Formerly A.C. Technical Systems Ltd.)

Statement of Operations

For the year ended December 31	2003	2002

Sales

Contract	$8,372,470	$7,383,348
Service	878,874	462,491
	9,251,344	7,845,839

Cost of sales

Contract	5,328,814	4,711,522
Service	472,894	326,093

	5,801,708	5,037,615

Gross margin	3,449,636	2,808,224

Operating expenses

Project	1,337,895	928,305
Selling	906,776	837,888
General and administrative	951,567	821,312

	3,196,238	2,587,505

Income from operations	253,398	220,719

Interest on mortgage	16,591	17,665
Interest on shareholder loan	8,277	-
Loss on disposal of property and equipment	-	740

Income before income taxes	228,530	202,314

Income taxes	65,773	89,048

Net income	$162,757	$113,266

Basic weighted-average shares	10,000,000	10,000,000

Basic earnings per shares	$0.02	$0.01

Diluted earnings per share	$0.02	$0.01

Creative Vistas, Inc.

(Formerly A.C. Technical Systems Ltd.)

Statement of Cash Flows
For the year ended December 31	2003	2002

Cash provided by (used in)
Operating activities
Net income	$162,757	$113,266
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
Amortization	3,568	3,184
Depreciation	51,520	29,530
Deferred income taxes	22,120	22,161
Loss on disposal of property and equipment	-	740
Changes in non-cash working capital balances
Accounts receivable	(357,480)	(523,441)
Inventory	(113,174)	(165,111)
Prepaid expenses	(16,233)	2,993
Deferred income taxes	(6,817)	(53,743)
Accounts payable and accrued liabilities	(35,718)	970,178
Bonus payable	(54,009)	48,200
Income taxes payable	(31)	(14,338)
Deferred revenue	(102,023)	(147,569)
	(445,520)	286,050

Investing activities
Due from related parties	1,333	(1,486)
Purchase of property and equipment	(39,584)	(668,074)
Proceeds of disposal of property and equipment	-	39,075
Purchase of customer list	-	(15,920)
	(38,251)	(646,405)

Financing activities
Increase in bank indebtedness	354,950	162,314
Due to related parties	146,932	(13,691)
Loan advances	-	254,719
Repayment of mortgage principal	(18,042)	(42,987)
Redemption of common shares	(71)	-
Issuance of common shares	2	-
	483,771	360,355

Net change in cash and cash equivalents	-	-

Cash and cash equivalents, beginning of year	-	-

Cash and cash equivalents, end of year	$-	$-

Supplemental Cash Flow Information
Cash paid for interest	$63,409	$90,126

Cash paid for income taxes	$7,135	$42,772

The accompanying notes are an integral part of the statements.

Creative Vistas Inc.

(Formerly A.C. Technical Systems Ltd.

Summary of Significant Accounting Policies.

Nature of Business

A.C. Technical Systems Ltd. a corporation incorporated under the laws of the Province of Ontario, is engaged in the engineering, design, installation, integration and servicing of various types of security systems.  The Company operates under the trade name of AC Technical Systems.

Basis of Presentation

The accompanying financial statements as at and for the fiscal periods ended December 31, 2003 and 2002 have been prepared by management from the historical financial records of A.C. Technical Systems Ltd. in accordance with United States generally accepted accounting principles (“GAAP”) applicable to the respective periods.  On September 29, 2004 A.C. Technical consummated a recapitalization transaction with a non-operating public shell corporation, Creative Vistas, Inc.  In accordance with United States GAAP management has concluded that recapitalization transactions result in designation of A.C. Technical Systems Ltd. as the accounting acquirer and legal acquiree.

Cash and Cash Equivalents

The Company considers all cash and highly liquid investments purchased with an initial maturity of three months or less to be cash and cash equivalents.

The Company’s cash and cash equivalents were $nil as at December 31, 2003 and 2002.  During the fiscal periods ended December 31, 2003 and 2002 the Company experience net cash outflows from the operating activities.  During these fiscal periods the Company financed its operations through bank debt and loans from the related and third parties.  All incoming cash is deposited into the bank account with the operating line facility in order to reduce interest payments.  Therefore, there are no cash balances for the fiscal years ended December 31, 2003 and 2002.

Accounts Receivable

The Company extends credit to its customers based upon a written credit policy.  Accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is the Company’s best estimate for the amount of probable credit losses in the Company’s existing accounts receivable.  The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.  Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Investment Tax Credits

Investment tax credits are accrued when qualifying expenditures are made and there is reasonable assurance that the credits will be realized.  Investment tax credits earned with respect to current expenditures for qualified research and development activities are included in the statement of operations as a reduction of expenses.  Tax credits earned with respect to capital expenditures are applied to reduce the cost of the related capital assets.

Research and Development Expenditures

Research and development costs (other than capital expenditures) are expensed as incurred.  Expenditures are reduced by any related investment tax credits.

Inventory

Inventory consists of materials and supplies and is stated at the lower of cost and market value.  Cost is generally determined on the first-in, first-out basis.  The inventory is net of estimated obsolescence, and excess inventory based upon assumptions about future demand and market conditions.

Property and Equipment

Property and equipment is stated at original cost.  Expenditures for improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized.  Expenditures for maintenance and repairs are expensed when incurred. Depreciation is computed over the estimated useful life as follows:

Industrial condominium - 4% declining balance basis

Equipment- 20% declining balance basis

Furniture and fixtures - 20% declining balance basis

Computer equipment - 30% declining balance basis

Customer List

Customer list represents the acquisition cost of an acquired customer list and is recorded at cost less accumulated amortization.  Amortization is provided on a straight-line basis over the period of expected benefit of 5 years.  The Company reviews the revenues from the customer list at each balance sheet date to determine whether circumstances indicate that the carrying amount of asset should be assessed.

Long-Lived Assets

The Company reviews its long-lived assets for impairment at each balance sheet date and whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed.  To determine if an impairment exists, the Company estimates the future undiscounted cash flows expected to result from the use of the asset being reviewed for impairment.  If the sum of these expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  The amount of the impairment recognized is determined by estimating the fair value of the assets and recording a loss for the excess of the carrying value over the fair value.

Revenue Recognition

The Company derives revenue from long-term contracts which require performance over a time span which may extend beyond one or more accounting periods.  For long-term contracts, revenue is recognized on the percentage of completion basis, generally in the ratio of actual costs to total estimated contract costs.  For contracts of shorter duration, revenue is recorded when products are shipped, services are performed or billings rendered, which approximate actual performance.  Deferred revenue arises on installation and maintenance contracts whereby installation revenue is recognized based on the percentage of completion basis and maintenance is recognized over the term of the contracts.

Financial Instruments

The Company’s financial instruments consist of amounts with short-term maturities and due to related parties.

Credit Risk

The Company’s financial assets that are exposed to credit risk consist primarily of cash and equivalents and accounts receivable.  Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers serviced by the Company and their generally short payment terms.

Fair Value

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and long-term notes payable approximate their fair value as of December 31, 2002 and 2003.

Foreign Currency Translation

The Company maintains its accounts in Canadian dollars.  The financial statements have been translated into United States dollars in accordance with SFAS. No. 52, Foreign Currency Translation.

All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date.  Statement of operations amounts have been translated using the average exchange rate for the year.  The gains and losses resulting from the changes in exchange rates from year to year have been reported separately as a component of comprehensive income.

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with SFAS No. 109, Accounting for Income Taxes.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.  A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The provision for income taxes consists of an amount for the taxes currently payable and a provision for the tax consequences deferred to future periods.

Comprehensive Income

Comprehensive income equals net income plus other comprehensive income. Other comprehensive income refers to foreign currency translation adjustments which are reflected in the retained earnings but excluded from net income.

Accounting Estimates

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities.  The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements.  Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (‘‘FASB’’) issued SFAS No. 143, Accounting for Asset Retirement Obligations (‘‘SFAS 143’’).  SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  The Company has evaluated the effects of the SFAS 143 and has determined that for operating facilities for which the Company owns the underlying real property, the Company has no contractual or legal obligation to remediate such real property if the Company were to abandon, sell or otherwise dispose of these facilities.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections (‘‘SFAS 145’’).  Among other provisions, SFAS 145 rescinds SFAS 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect.  As a result, the criteria in APB Opinion 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, will now be applied.  The Company adopted this standard effective January 1, 2003, the earliest effective date applicable.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation— Transition and Disclosure, an Amendment to FASB Statement 123 (‘‘SFAS 148’’).  This Statement amends SFAS No. 123, Accounting for Stock Based Compensation (‘‘SFAS 123’’), to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements.  The Company has adopted the disclosure provision required by SFAS 148; it does not expect to voluntarily adopt the fair value based method of accounting for its employee option-based compensation plan.

FASB Interpretation (‘‘FIN’’) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (‘‘FIN 45’’), was issued in November 2002 and clarifies disclosure and recognition/measurement requirements related to certain guarantees.  The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002.  The application of the requirements of FIN 45 did not have any impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.  In December 2003, the FASB revised Interpretation No. 46, which clarifies the application of Accounting Research Bulletin (‘‘ARB’’) No. 51, Consolidated Financial Statements (‘‘ARB 51’’).  As per ARB 51, a general rule for preparation of consolidated financial statements of a parent and its subsidiary is ownership by the parent, either directly or indirectly, of over fifty percent of the outstanding voting shares of a subsidiary.  However, application of the majority voting interest requirement of ARB 51 to certain types of entities may not identify the party with a controlling financial interest because the controlling financial interest may be achieved through arrangements that do not involve a voting interest.  FIN 46 clarifies applicability of ARB 51 to entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support.  FIN 46 requires an entity to consolidate a variable interest entity even though the entity does not, either directly or indirectly, own over fifty percent of the outstanding voting shares.  FIN 46 is applicable for financial statements issued for reporting periods that end after March 15, 2004.  The Company does not have any relationship with variable interest entities that would require consolidation under FIN 46.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (‘‘SFAS 150’’).  SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a non-public entity, in which case this statement shall be effective for fiscal periods beginning after December 15, 2003.

For purposes of SFAS 150, the Company meets the definition of a non-public entity.  The adoption of SFAS 150 did not any impact on the Company’s financial statements.

Creative Vistas, Inc.

Notes to Financial Statements

1.

Due from Related Parties

	2003	2002

Balances due from related parties are as follows:

Balance due from a company controlled by

the president, non-interest bearing and due on demand.	$ 1,971	$ 1,621

Balance due from a company controlled by the

president’s spouse, non- interest bearing and due on demand.	-	2,454

Balance due from the president of the company, non-interest

and due on demand	1,543	-

	$ 3,514	$ 4,075

2.

Property and Equipment

		2003		2002

		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation

Land	$76,556	$-	$62,963	$-

Industrial condominium	660,234	39,083	543,006	10,858

Equipment	61,708	17,702	45,993	4,599

Furniture and fixtures	49,637	14,896	24,208	7,185

Computer equipment	68,912	33,585	42,858	18,131

	$917,047	$105,266	$719,028	$40,773

Net book value		$811,780		$678,255

3.

Customer List

		2003		2002

		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Customer list	$19,284	$7,714	$15,859	$3,172

Net book value		$11,570		$12,687

Amortization expense for the year ended December 31, 2003 amounted $3,568 (2002 - $3,184).

The estimated amortization expense for each of the next three fiscal years is as follows:

Year	Amount
2004	$ 3,857
2005	3,857
2006	3,856
$11,570

4.

Bank Indebtedness

	2003	2002

Bank overdraft	$55,268	$97,822

Demand overdraft facility and operating loan	578,481	107,841

	$633,749	$205,662

The Company has a maximum revolving credit facility of $578,475 with a Canadian Chartered Bank and is comprised of an overdraft facility of $192,825 and an operating loan of $385,650.  The bank overdraft is due on demand and bears interest at the Bank’s prime rate plus 5%, while the operating loan bears interest at the Bank’s prime rate plus 1.52%.  The interest rate for bank overdraft was 9.5% and the operating loan was 6.02% as at December 31, 2003.  There was only a line of credit facility with maximum borrowings of $385,650 with interest bearing at the bank’s prime rate plus 1.25%.  The interest rate was 5.75% as at December 31, 2002.  The credit facility is secured by a first ranking general security agreement, a first collateral mortgage on the industrial condominium of $358,655, a personal guarantee from the president and his wife of up to $539,910, a collateral second mortgage on the president’s principal residence of $77,130, guarantee and postponement of claims from the Chief Executive Officer (CEO) of $192,825 and postponement and assignment of claims by both the president and CEO.  See Exhibit 10.14 hereof for the credit facility letter.

5.

Mortgage Loan

	2003	2002

Demand mortgage loan, secured by the industrial condominium

described in Note 2, bears interest at the bank’s prime rate plus 2.55% per annum, repayable in monthly principal

payment of $1,945 plus interest.	$236,953	$ 210,920

The agreement with respect to the demand mortgage loan contains a demand feature whereby the bank can demand repayment at any time.  As such, the mortgage loan has been classified as a current liability.  The interest rate was 7.05% (2002-7.05%) as at December 31, 2003.  See Exhibit 10.14 for the credit facilities letter.

The principal payments for the next five years and thereafter are as follows:

Year	Amount

2004	$18,002

2005	18,002

2006	18,002

2007	18,002

2008	18,002

Thereafter	146,943

$236,953

6.

Due to Related Parties

        Balances due to related parties are as follows:

	2003	2002

Advance from the Chief Executive Officer (CEO) of the
Company, non-interest bearing with no fixed terms of
repayment, subordinated to the bank (see Note 4).	$34,709	$-

Subordinated loan - the amount is due to the CEO and
is secured by a promissory note, a third ranking general
security agreement, assignment of insurance policy, a
second mortgage on the industrial condominium up to
$269,955, personal guarantee of the president and
his spouse up to $539,910, and a collateral second
mortgage on the president’s principal residence up to
$77,130, bearing interest at 6% per annum,
repayable in blended monthly payments of $10,155.
The loan is subordinated to the bank (see Note 4)	136,987	-

Loan payable to a company controlled by the
president’s spouse, non-interest bearing and due
on demand.	938	-

Loan payable to the president of the Company,
non-interest bearing with no fixed terms of repayment.	74,691	72,784

	247,325	72,784

Less current portion	117,757	11,355

	$129,568	$61,429

7.

Share Capital

During the year the Company repurchased 200 common shares for cancellation for cash consideration of $71 and issued two common shares from treasury for cash consideration of $2.  Also see Note 13.

8.

Major Customers

Sales to one (2002 - two) major customer(s) for the year comprises 31% (2002 - 27%) of total sales.

Accounts receivable from the top three customers (2002 - three) comprises 37% (2002 - 49%) of the total trade receivable balance as at December 31, 2003.

9.

Income Taxes

The Company’s provision for income taxes is comprised as follows:

	2003	2002

Current	$43,653	$66,888

Deferred	22,120	22,161

	$65,773	$89,048

Reconciliation to statutory rates is as follows:

	2003	2002

Income before income taxes	$228,530	$202,315

Statutory tax rates	41.6%	41.6%

Expected income tax expense	95,114	84,204

Increase (decrease) in taxes resulting from:

Permanent differences	20,878	56,593

Small business and other tax rate reductions	(48,458)	(35,675)

Other	(1,761)	(16,074)

Income tax expense	$65,773	$89,048

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2003 and 2002 are presented below:

	2003	2002

Assets

Investment tax credits	$72,465	53,537

Accounting depreciation in excess of tax depreciation	926	444

Other	3,162	1,079

	76,553	55,060

Less: current portion	(42,654)	(38,089)

	$33,899	$16,971

Liabilities

Income tax depreciation in excess of accounting depreciation	$ 3,085	$3,489

Investment tax credits taxable in the future	26,147	15,225

Other	25,608	4,884

	54,840	23,598

Less: current portion	(22,137)	(15,288)

	32,703	8,310

Net deferred income taxes	2003	2002

Current

Assets	42,654	$38,089

Liabilities	(22,137)	(22,801)

	20,517	15,288

Long-term

Assets	33,899	$16,971

Liabilities	(32,703)	(8,310)

	1,196	8,661

Total	21,713	23,949

10.

Related Party Transactions

During the year, $nil (2002 - $9,584) in rent was paid to a company controlled by the president’s spouse, $16,493 (2002 - $nil) in consulting fees and $8,277 (2002 - $nil) in interest were paid to the CEO.

The transactions are in the normal course of operations and are measured at the exchange value (the amount of consideration established and agreed to by the related parties), which approximates the arm’s length equivalent value.

11.

Commitments

The Company has entered into a contract for certain consulting services with a monthly cost of $9,513 until September 2004.

The Company has also entered into an operating lease for its vehicles, computer and office equipment.  The minimum annual lease payments for the next four years are as follows:

Year	Amount

2004	$149,981

2005	98,103

2006	40,483

2007	2,007

$290,574

12.

Contingencies

The Company is potentially liable for $21,400 relating to a claim by a former employee.  The outcome of the lawsuit is not determinable.

In addition, the Company was assessed by the Ontario Ministry of Finance for uncollected Ontario sales tax on prior years’ taxable sales.  The Company may recover the sales tax from customers and administratively, the Ministry would assist the Company in recovering these amounts.  No accrual has been provided for this assessment. To the extent that there is any shortfall, it would be recorded as an expense in the year of determination.  It is management’s expectation that the full amount of the sales tax will be recovered from customers.  As of the report date, the outstanding assessment was approximately $35,600.

13.

Subsequent Events

On September 29, 2004 the Company consummated a recapitalization transaction with a non-operating public shell corporation, Creative Vistas, Inc.  In accordance with United States GAAP management has concluded that the recapitalization transaction results in the Company being the accounting acquirer and legal acquiree.

On September 30, 2004, the Company entered into a series of agreements with Laurus Master Fund, Ltd. (“Laurus”) whereby the Company issued to Laurus

(i)

a secured convertible term note (the “Note”) in the amount of $4.5 million,

(ii)

a secured revolving note (together with the Term Note, (the “Notes”)

(iii)

related options to purchase up to 1,499,997 shares of common stock of the Company at a price of $0.01 per share (the “Option”), and

(iv)

a seven year warrant to purchase up to 2,225,000 shares of common stock of the Company at a price of $1.15 per share (the “Warrant”).

The Notes are secured by all of the assets of the Company.  The principal amount of the Term Note bears interest at the prime rate plus two percent with a minimum rate of six percent.  The minimum monthly payment on the Term Note is $100,000, plus the monthly interest payment, and may be paid in cash, the common stock of the Company or a combination thereof, dependant upon the occurrence of certain criteria.  Laurus has the option to convert the entire principal amount of the Notes, together with interest thereon into the Company’s common stock at a conversion price of $1.00 per common share.  The amount convertible into the Company’s common stock is subject to a restriction that Laurus beneficially own no more than 4.99% of Company’s outstanding common stock immediately after conversion.

The Company has granted Laurus a right of first refusal with respect to any debt or equity financings for a period of 120 days after completion of the recapitalization transaction.

Subsequent to the year end, the Company split its issued and outstanding common stock from 2 common shares to 10,000,000 common shares and obtained an additional $154,000 in financing.  The stock split has been retroactively reflected in the accompanying financial statements.

Creative Vistas, Inc.
Condensed Consolidated Balance Sheet
(Unaudited)
September 30

As at	2004

Assets

Current Assets
Cash	$2,812,039

Accounts receivable,	2,526,060

net of allowance for doubtful accounts of

$106,385

Material and supplies, net of reserve $nil (2003-$nil)	943,300

Prepaid expenses	26,523

Due from related parties	3,611
Deferred income taxes	35,000
Income tax recoverable	69,458

6,415,991

Property and equipment, net of accumulated depreciation
$147,750	795,682
Customer list	8,917
Deferred income taxes	119,689

$7,340,279

Liabilities and Shareholders’ Equity

Current Liabilities
Bank indebtedness	$2,250,000
Accounts payable and accrued liabilities	2,119,962
Deferred revenue	343,356
Due to related parties	54,969

4,768,287

Convertible notes	27,022
Due to related parties	127,487
Other notes payable	1,761,087

6,683,883

Shareholders’ equity

Share capital
Authorized
100,000,000 no par value common shares
50,000,000 shares of preferred stock
Issued
30,000,000 Common shares	0
Other paid-up capital	4,132,670
Deficit	(3,476,274)

656,396

$7,340,279

The accompanying notes are an integral part of these financial statements

Creative Vistas, Inc.
Statement of Shareholders’ Equity
For the nine month period ended September 30, 2004
			Accumulated	Total
			retained	Stockholders
			earnings	’ Equity
	Shares	Amount	(deficit)	(Deficit)

Balance December 31,
2003	10,000,000	$–	$482,319	$482,319

3 to 1 stock split on
December 31, 2004*	20,000,000	–

Other paid-up capital**		4,132,670	–	4,132,670

Distributions to
shareholders***		–	(3,300,000)	(3,300,000)

Net loss for the nine
months period ended		–	(645,004)	(645,004)

Other comprehensive
income

Foreign currency translation
adjustment		–	(13,589)	(13,589)

	30,000,000	$4,132,670	$(3,476,274)	$656,396
*	The 3-for-1 stock on December 23, 2004 which has been retroactively reflected in the financial statements
**	Other paid-up capital was generated from the conversion and beneficiary features of the purchase options up to 1,499,997 shares of common stock and seven year warrant to purchase up to 2,250,000 shares of common stock. also see Note 1.

***	Distributions to shareholders were generated from the acquisition of AC Technical Systems Ltd.

The accompanying notes are an integral part of these financial statements

	Nine months ended
	September	September
	30, 2004	30, 2003
Contract and service revenue
Contract $	$5,569,946	$5,896,198
Service	783,184	629,221
	6,353,130	6,525,419

Cost of sales
Contract	3,313,513	3,726,546
Service	418,563	346,343
	3,732,076	4,072,889

Gross margin	2,621,054	2,452,530

Operating expense
Project	1,087,741	953,293
Selling	733,138	705,179
General and administrative	1,007,395	671,484
Recapitalization and financing	607,738	-
costs
	3,436,012	2,329,956

Income (loss) from operations	(814,958)	122,574

Interest on mortgage	10,615	12,332
Interest on shareholder loan	12,935	5,122

Income (loss) before income	(838,508)	105,120
taxes

Income taxes (recovery)	(193,504)	27,983
Net income (loss)	(645,004)	77,137
Basic weighted-average shares	30,000,000	30,000,000
Effect of dilutive securities:
Options to purchase common	30,000	–
stock
Dilutive potential common stock	30,030,000	30,000,000
Basic earnings per share	($0.02)	($0.01)
Diluted earnings per share	($0.02)	($0.01)

The accompanying notes are an integral part of these financial statements

Creative Vistas, Inc.
Condensed consolidated Statement of Cash Flows
(Unaudited)
For the nine months ended September 30, 2004 and 2003
	Nine months ended
	September	September
	30, 2004	30, 2003

Cash provided by (used in)
Operating activities
Net income (loss)	$(645,004)	$ 77,137
Adjustments to reconcile net
income to net cash provided by
(used in) operating activities
Amortization	2,823	2,623

Depreciation	37,589	35,767
Deferred income taxes	(125,740)	-

Changes in non-cash working
capital balances
Accounts receivable	(336,740)	(299,588)
Inventory	(198,311)	29,154
Prepaid expenses	(2,891)	-
Deferred charges[1]	(450,775)	-
Deferred income taxes	-	-
Accounts payable and accrued	182,921	(104,543)

1

Deferred charges were related to the expenses incurred relating to the long-term debts which should be amortized over the term of the contract.

liabilities
Bonus payable	-	(52,952)
Income taxes payable	(105,038)	28,049
Deferred revenue	227,500	51,965
	(1,413,666)	(232,388)

Investing activities
Due from related parties	5,000	743
Acquisition of subsidiary[2]	(1,800,000)
Purchase of property and
equipment	(964)	(27,099)
	(1,795,964)	(26,356)

Financing activities
Increase in bank indebtedness	1,577,901	112,725
Due to related parties	(66,866)	159,695
Notes payables	248,006	-
Convertible notes	4,500,000	-
Repayment of mortgage	(242,813)	(13,067)
principal
Redemption of common shares	-	(71)
Issuance of common shares	-	2
	6,016,228	258,744

Net change in cash and cash	2,806,598	-
equivalents

Cash and cash equivalents,	5,441	-
beginning of period

Cash and cash equivalents, end
of period	2,812,039	-

Cash paid for interest	$23,550	$51,450

Cash paid for income taxes	$37,278	$-

2The Company acquired AC Technical systems Ltd. with total amount of $3,300,000. Total cash paid was $1,800,000. The remaining balance was payable through two promissory note with total amount of $1,500,000 each which were not settled as at September 30, 2004.

Creative Vistas, Inc.

Summary of Significant Accounting Policies

(Unaudited)

Nature of Business

Creative Vistas, Inc. (the “Company” or “CVAS”) through its operating subsidiary, A.C. Technical Systems Ltd. (“AC Technical”), a corporation incorporated under the laws of Ontario, is engaged in the engineering, design, installation, integration and servicing of various types of security systems.  AC Technical operates under the trade name of AC Technical Systems.

Basis of Presentation

On September 30, 2004 the ultimate stockholders of AC Technical entered a series of transactions to acquire a controlling stock interest in “CVAS”.  On September 30, 2004, the CVAS’ stockholders entered into a Common Stock Purchase Agreement (the “Agreement”) with Sayan Navaratnam, Dominic Burns, Randy Stern and Malar Trust, Inc. (a corporation controlled by Sayan Navaratnam).  Pursuant to the Agreement, Miller Capital Corporation and Tudor Investments LTD agreed to sell 28,500,000 shares of CVAS to Sayan Navaratnam, Dominic Burns, Randy Stern and Malar Trust, Inc. for cash consideration of $300,000

Prior to the consummation of the Agreement, CVAS completed a series of transactions resulting in AC Technical becoming a subsidiary of CVAS.  On September 22, 2004, CVAS incorporated a new Ontario company, AC Technical Acquisition Corp.  (“AC Acquisition”) controlled by CVAS through a voting agreement with Brent Swanick.  CVAS owns 50 VFV shares (voting fixed shares) and 100 NVE shares (non-voting equity).  Brent Swanick owns the remaining 50 VFV shares.  The total issued share capital was $100 ($1 for each VFV share).  There was no par value for the NVE shares; AC Acquisition is a subsidiary of Creative Vistas, Inc.  Subsequently, on September 29, 2004 pursuant to a Stock Purchase Agreement with The Burns Trust.  The Navaratnam Trust and AC Technical, AC Acquisition acquired all of the issued and outstanding shares of AC Technical form The Burns Trust and The Navaratnam Trust for consideration consisting of promissory notes in the aggregate amount of $3,300,000.  AC Technical became a subsidiary of CVAS.

On September 30, 2004, concurrent with the consummation of the Agreement, the Registrant entered into a number of agreements with Laurus Master Fund, Ltd. (“Laurus”) for (i) a secured convertible term note (the “Note”) in the amount of US $4.5 million and (ii) a secured revolving note (together with the Term Note, the “Notes”) of up to a maximum of US $3 million.”), (iii) a related options to purchase up to 1,499,997 shares of our common stock at a price of $0.01 per share (the “Option”), and (iv) a seven year warrant to purchase up to 2,250,000 shares of our common stock at a price of $1.15 per share (the “Warrant”).  The Note are secured by all of the assets of CVAS and its subsidiaries.

CVAS loaned the proceeds of the Notes to AC Acquisition. AC Acquisition used the funds received to repay an aggregate of $1.8 million of the principal amount of the promissory notes and to pay transaction costs.  The inter-company balance is subject to interest at a negotiated interest rate.

After the completion of the transactions AC Technical’s previous ultimate stockholders Sayan Navaratnam and Dominic Burns controlled 56% and 37% respectively of the common shares of CVAS.  Consequently, the acquisition of the controlling stock interest in the non-operating public shell corporation, CVAS (the legal acquirer), by the shareholders of AC Technical (the accounting acquirer), has been accounted for as a capital transaction.

On September 30, 2004 the previous management and Directors of CVAS resigned and in addition to being appointed to the Board of Directors Sayan Navaratnam and Dominic Burns were appointed Chief Executive Officer and President respectively.  Additionally, AC Technical’s Chief Financial Officer, Heung Hung Lee, was appointed Chief Financial Officer of CVAS.

Consolidation

The accompanying consolidated financial statements include the accounts of AC Technical as at and for the interim period ended September 30, 2003 and the accounts of AC Technical as at and for the interim period ended September 30, 2004 and the accounts of AC Acquisition and CVAS as at September 30, 2004 and for the period from the date of formation/acquisition.  All inter-company accounts, transactions and profits have been eliminated.

Interim Financial Information

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.  Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature.  Operating results for the nine-month period ended September  30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.  The accompanying financial statements should be read in conjunction with the Company’s most recent audited financial statements.

Deferred Financing Costs

Deferred financing costs represent costs directly related to obtaining of financing.  Deferred financing costs are amortized over the term of the related indebtedness using the effective interest method.

Issuance of Equity Instruments for Services

Stock-based awards to non-employees are accounted for based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable in accordance with the provisions of Statement of Financial Accounting  Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, and Emerging  Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.

Accounting Estimates

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities.  The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements.  Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

1.

Convertible Notes

On September 30, 2004, the Company entered into a series of agreements with Laurus Master Fund, Ltd. (“Laurus”) whereby the Company issued to Laurus

(i)

a secured convertible term note (the “Term Note”) in the amount of $4.5 million,

(ii)

a secured revolving note (together with the Term Note, the “Notes”),

(iii)

related options to purchase up to 1,499,997 shares of common stock of the Company at a price of $0.01 per share (the “Option”), and

(iv)

a seven year warrant to purchase up to 2,250,000 shares of common stock of the Company at a price of $1.15 per share (the “Warrant”).

The Notes are secured by all of the assets of the Company.  and its subsidiaries, AC Acquisition and AC Technical. The principal amount of the Term Note bears interest at the prime rate plus two percent with a minimum rate of six percent. The minimum monthly payment on the Note is $100,000, plus the monthly interest payment, and may be paid in cash, the common stock of the Company or a combination thereof, dependant upon the occurrence of certain criteria.  Laurus has the option to convert the entire principal amount of the Notes, together with interest thereon into shares of the Company’s common stock at a conversion price of $1 per common share.  The amount convertible into the Company’s common stock is subject to a restriction that Laurus beneficially own no more than 4.99% of Company’s outstanding common stock immediately after conversion. The balance of the secured revolving note was $2,250,000 as at September 30, 2004.

The Company has granted Laurus a right of first refusal with respect to any debt or equity financings for a period of 120 days after completion of the recapitalization transaction.

Balance comprises of:

Long term debts Less:	$4,500,000
Deferred financing costs	(899,626)
Discount on note	(1,786,676)
Beneficial convertible features	(1,786,676)
$ 27,022

Deferred financing costs include third party costs incurred in connection with the arranging of debt financing.  Deferred financing costs have been recorded in the accompanying consolidated financial statements as a reduction of convertible notes payable and in accordance with the Company’s accounting policy are amortized over the term of the related indebtedness using the effective interest method.

Discount on notes represent the fair value of the Option and Warrant issued to Laurus in connection with the Notes payable.  The fair value of the Option and Warrant were measured using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 3.8%, expected dividend yield of 0%, volatility of 55%, and expected lives of 10 and 7 years for the Option and Warrant, respectively.  Discounts on notes are amortized over the term of the related indebtedness using the effective interest method.

The beneficial conversion feature has been determined in accordance with United States generally accepted accounting principles. The fair value of the beneficial conversation feature has been recorded as an increase in Other Paid up Capital.

2.

Notes payable

	2004	2003
10.5% promissory notes	$ 158,529	$ -
8% convertible promissory note	102,558	-
3% promissory notes	1,500,000	. -
	$ 1,761,087	$ -

In February 2004, the Company issued four promissory notes with each principal amount of $39,632 and payable at 100% of the face or principal amount in the denomination of CAD $50,000.  The notes mature on February 26, 2007.  Interest is payable monthly and accrues at the rate of 10.5% per annum on the outstanding principal amount on the 26th day of each month.  The principal amount of the notes is repayable in twelve consecutive monthly payments commencing on the March 26, 2006.

In September 2004, the Company issued a convertible promissory note payable at 100% of the face or principal amount of $100,000.  The note matures on October 15, 2005.  Interest on the note accrues at the rate of 8% per annum, payable monthly.

In September 2004, the Company issued two promissory notes with an aggregate principal amount of $3,300,000.  On September 30, 2004, the Company repaid an aggregate of $1,800,000 of the principal balance.  The outstanding principal bears interest at 3% per annum with no fixed term of repayment.

Interest expense recognized for the nine months ended September, 30, 2004 was approximately $9,000 (2003: nil)

3.

Stockholders’ Equity and Stock Warrants

In 2004 the Company issued warrants enabling the holder to purchase 540,000 common shares of the Company’s common stock at $0.33 per common share and 199,500 common shares of the Company’s common stock at $1.00 per common share.  The warrants expire five years from the date of issuance.

The warrants were issued in connection with services relating to the financing and recapitalization transaction.  The fair value of the warrants was measured using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 3.5%, expected dividend yield of 0%, volatility of 55%, and expected lives of 5 years.  The fair value of the warrants was calculated to be approximately $560,000, comprised of 199,500 shares valued at $1.68 and 180,000 shares valued at $2.49 per share.  $400,000 has been included in deferred financing costs at September 30, 2004 and will be amortized over the terms of the related financing agreements.

4.

Contingencies

The Company is potentially liable for $21,400 relating to a claim by a former employee.  The outcome of the lawsuit is not determinable.

In addition, the Company was assessed by the Ontario Ministry of Finance for uncollected Ontario sales tax on prior years’ taxable sales.  The Company may recover the sales tax from customers and administratively, the Ministry would assist the Company in recovering these amounts.  No accrual has been provided for this assessment. To the extent that there is any shortfall, it would be recorded as an expense in the year of determination.  It is management’s expectation that the full amount of the sales tax will be recovered from customers.  As at September 30, 2004, the outstanding balance of the assessment was approximately $52,000.

5.

Subsequent Events

On December 23, 2004 the Company affected a 3-for-1 stock.  The stock split has been retroactively reflected in these consolidated financial statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item  24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article XIII of the Articles of Incorporation and Article IX of the Bylaws of the Company, as amended, set forth certain indemnification rights.  The Company’s Articles of Incorporation provide for the indemnification of directors and officers to the full extent permitted by Arizona law.

Arizona law  provides  that a company may indemnify its directors under prescribed circumstances, subject to certain limitations, against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director of the Company, provided that such director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Item  25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$ 1,333
Transfer agent fees	1,000
Accounting fees and expenses	60,000
Legal fees and expenses	40,000
Printing and engraving costs	5,000
Total	$107,333

All amounts other than the SEC registration fee are estimates.  We will pay all of the expenses of the offering, except that the selling shareholders will pay all brokerage or other commissions or other costs of sale.

Item  26. RECENT SALES OF UNREGISTERED SECURITIES

Pursuant a series of agreements with Laurus, dated September 30, 2004, the Company issued to Laurus (i) a secured convertible term note (the “Note”) in the amount of $4.5 million, (ii) a secured revolving note (together with the Term Note, the “Notes”), (iii) a related option to purchase up to 1,499,997 shares of common stock of the Registrant at a price of $0.01 per share (the “Option”), and (iv) a seven year warrant to purchase up to 2,250,000 shares of common stock of the Registrant at a price of $1.15 per share (the “Warrant”). In connection with this transaction the Company relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D as Laurus is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Pursuant to a Consulting Agreement dated November 11, 2004 with CEOcast, Inc., on November 11, 2004 the Company issued to CEOcast 60,000 shares of common stock in consideration of investor relations services to be rendered during the six month period ending May 10, 2005.  In connection with this transaction, the Company relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D as CEOcast is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Pursuant to an engagement letter dated October 4, 2004, Torys LLP has received 75,000 shares of common stock for legal services rendered, which includes certain SEC filings, and routine U.S. corporate and securities law advice.  In connection with this transaction the Company relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D as Torys LLP is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Pursuant to a letter agreement dated June 1, 2004, Burnham Securities Inc. has received a warrant to purchase 739,500  shares of common stock in consideration of services rendered which includes negotiation for the reverse acquisition transaction and obtaining new financing arrangements.  In connection with this transaction, the Company relied upon the exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D as Burnham Securities Inc. is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Item 27. EXHIBITS

2.1	Stock Purchase Agreement dated September 29, 2004, by and among Creative Vistas, Inc., The Burns Trust, The Navaratnam Trust and A.C. Technical Acquisition Corp., and AC Technical Systems Ltd.(3)
2.2

Common Stock Purchase Agreement, dated September 30, 2004, by and among Creative Vistas, Inc., Miller Capital Corporation, Tudor Investments LTD Profit Sharing Plan and Sayan Navaratnam, Dominic Burns, Randy Stern and Malar Trust, Inc.(3)

3.1	Articles of Incorporation, as amended to date(1)
3.2	By-laws(1)
5.1	Opinion of Torys LLP(2)
10.1	Security Agreement, dated September 30, 2004, by and among Laurus Master Fund, Ltd., Creative Vistas, Inc., A.C. Technical Acquisition Corp., and A.C. Technical Systems Ltd.(3)
10.2	Securities Purchase Agreement, dated September 30, 2004 by and between Creative Vistas, Inc. and Laurus Master Fund, Ltd.(3)
10.3	Secured Convertible Term Note, dated September 30, 2004, issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.4	Secured Convertible Minimum Borrowing Note, dated September 30, 2004 issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)

10.5	Secured Revolving Note, dated September 30, 2004, issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.6	Common Stock Purchase Warrant, dated September 30, 2004, issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.7	Common Stock Option, dated September 30, 2004, issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.8	Registration Rights Agreement, dated September 30, 2004 by and between Creative Vistas, Inc. and Laurus Master Fund, Ltd.(3)
10.9	Master Security Agreement, dated September 30, 2004, by and among Creative Vistas, Inc., certain of its subsidiaries and Laurus Master Fund, Ltd.(3)
10.10	Stock Pledge Agreement, dated September 30, 2004, by and among Laurus Master Fund, ltd., Creative Vistas, Inc., and each of the undersigned Pledgors(3)
10.11	Funds Escrow Agreement, dated September 30, 2004, by and among Creative Vistas, Inc., Laurus Master Fund, Ltd., and Loeb & Loeb LLP(3)
10.12	Restricted Account Agreement, dated September 30, 2004 by and among North Fork Bank, Creative Vistas, Inc. and Laurus Master Fund, Ltd.(3)
10.13	Letter Agreement, dated September 30, 2004 by and between Creative Vistas, Inc. and Laurus Master Fund, Ltd. relating to the Restricted Account Agreement(3)
10.14	Consulting agreement dated June 1, 2004, by and among AC Technical Systems Ltd., 1608913 Ontario Inc. and Dominic Burns.
10.15	Consulting agreement dated June 1, 2004, by and among AC Technical Systems Ltd., Nationwide Solutions Inc. and Sayan Navaratnam
10.16	Credit facilities letter dated May 25, 2004, by and between AC Technical Systems Ltd., and Royal Bank of Canada.
10.17	Employment agreements with the Company’s officers.
16.1	Letter from Semple & Cooper, LLP pursuant to Item 304 of Registration S-B.(3)
21.1	List of all subsidiaries
23.1	Consent of Torys LLP (contained in Exhibit 5.1) .(2)
23.2	Consent of BDO Dunwoody, LLP

_______________

(1)

Incorporated by reference to the Form 10-SB of the Company dated May 10, 2000.

(2)

To be filed by Amendment.

(3)

Incorporated by reference to the Form 8-K/A of the Company dated February 2, 2005.

Item  28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Whitby, Province of Ontario, Canada on the 4th day of February, 2005.

CREATIVE VISTAS, INC.

By    /s/     SAYAN NAVARATNAM

Sayan Navaratnam,  Chairman
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/SAYAN NAVARATNAM (Sayan Navaratnam)	hairman, Chief Executive Officer and Director (principal executive officer)	February 4, 2005
/s/Heung Hung Lee (Heung Hung Lee )	Chief Financial Officer (principal financial and accounting officer)	February 4, 2005
/s/Dominic Burns (Dominic Burns)	Director	February 4, 2005

CONSENT OF COUNSEL

The consent of Torys LLP will be contained in its opinion to be filed as Exhibit 5.1 to the Registration Statement.

CONSENT OF COUNSEL

The consent of Torys LLP will be contained in its opinion to be filed as Exhibit 5.1 to the Registration Statement.

EXHIBIT INDEX

EXHIBITS

2.1	Stock Purchase Agreement dated September 29, 2004, by and among Creative Vistas, Inc., The Burns Trust, The Navaratnam Trust and A.C. Technical Acquisition Corp., and AC Technical System Ltd.(3)
2.2

Common Stock Purchase Agreement, dated September 30, 2004, by and among Creative Vistas, Inc., Miller Capital Corporation, Tudor Investments LTD Profit Sharing Plan and Sayan Navaratnam, Dominic Burns, Randy Stern and Malar Trust, Inc.(3)

3.1	Articles of Incorporation, as amended to date(3)
3.2	By-laws(1)
5.1	Opinion of Torys LLP(2)
10.1	Security Agreement, dated September 30, 2004, by and among Laurus Master Fund, Ltd., Creative Vistas, Inc., A.C. Technical Acquisition Corp., and A.C. Technical Systems Ltd.(3)
10.2	Securities Purchase Agreement, dated September 30, 2004 by and between Creative Vistas, Inc. and Laurus Master Fund, Ltd.(3)
10.3	Secured Convertible Term Note, dated September 30, 2004, issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.4	Secured Convertible Minimum Borrowing Note, dated September 30, 2004 issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.5	Secured Revolving Note, dated September 30, 2004, issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.6	Common Stock Purchase Warrant, dated September 30, 2004, issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.7	Common Stock Option, dated September 30, 2004, issued by Creative Vistas, Inc. to Laurus Master Fund, Ltd.(3)
10.8	Registration Rights Agreement, dated September 30, 2004 by and between Creative Vistas, Inc. and Laurus Master Fund, Ltd.(3)
10.9	Master Security Agreement, dated September 30, 2004, by and among Creative Vistas, Inc., certain of its subsidiaries and Laurus Master Fund, Ltd.(3)
10.10	Stock Pledge Agreement, dated September 30, 2004, by and among Laurus Master Fund, ltd., Creative Vistas, Inc., and each of the undersigned Pledgors(3)

10.11	Funds Escrow Agreement, dated September 30, 2004, by and among Creative Vistas, Inc., Laurus Master Fund, Ltd., and Loeb & Loeb LLP(3)
10.12	Restricted Account Agreement, dated September 30, 2004 by and among North Fork Bank, Creative Vistas, Inc. and Laurus Master Fund, Ltd.(3)
10.13	Letter Agreement, dated September 30, 2004 by and between Creative Vistas, Inc. and Laurus Master Fund, Ltd. relating to the Restricted Account Agreement(3)
10.14	Consulting agreement dated June 1, 2004, by and among AC Technical Systems Ltd., 1608913 Ontario Inc. and Dominic Burns.
10.15	Consulting agreement dated June 1, 2004, by and among AC Technical Systems Ltd., Nationwide Solutions Inc. and Sayan Navaratnam
10.16	Credit facilities letter dated May 25, 2004, by and between AC Technical Systems Ltd., and Royal Bank of Canada.
10.17	Employment agreements with the Company’s officers.
16.1	Letter from Semple & Cooper, LLP pursuant to Item 304 of Registration S-B(3)
21.1	List of all subsidiaries
23.1	Consent of Torys LLP (contained in Exhibit 5.1)(2)
23.2	Consent of BDO Dunwoody, LLP

1  Incorporated by reference to the Form 10-SB of the Company dated May 10, 2000.

2  To be filed by Amendment.

3  Incorporated by reference to the Form 8-K/A of the Company dated February 2, 2005.

Exhibit 21.1

Name of Subsidiaries	Location	Jurisdiction	Operating Name
A.C. Technical Acquisition Corp.	Ontario	Ontario	A.C. Technical Acquisition Corp.
A.C. Technical Ltd.	Ontario	Ontario	A.C. Technical Ltd.